UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Filed by a Party other than the Registrant ☐
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

VERIGY LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VERIGY LTD.
(Incorporated in the Republic of Singapore)
(Company Registration Number 200601091C)
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held on April 11, 2007

To our shareholders:

You are cordially invited to attend, and NOTICE IS HEREBY GIVEN of, the Annual General Meeting of Shareholders of VERIGY LTD., which will be held at the Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, California 94010, U.S.A., at 9:00 a.m., Pacific time, on April 11, 2007, for the following purposes:

As Ordinary Business

1.     To re-elect C. Scott Gibson as a Class I director of the Board of Directors.

2.     To re-elect Eric Meurice as a Class I director of the Board of Directors.

3.     To re-elect Claudine Simson as a Class I director of the Board of Directors.

4.     To re-elect Adrian T. Dillon as a Class II director of the Board of Directors.

5.     To re-elect Ernest L. Godshalk as a Class II director of the Board of Directors.

6.     To re-elect Keith L. Barnes as a Class III director of the Board of Directors.

7.     To re-elect Paul Chan Kwai Wah as a Class III director of the Board of Directors.

8.     To approve re-appointment of PricewaterhouseCoopers to serve as the independent Singapore auditor for the fiscal year ending October 31, 2007, and to authorize the Audit Committee of the Board of Directors to fix PricewaterhouseCoopers’ remuneration.

As Special Business

9.                To pass the following as an Ordinary Resolution:

RESOLVED THAT, pursuant to the provisions of Section 161 of the Singapore Companies Act, Cap. 50 , but otherwise subject to the provisions of the Singapore Companies Act and our Articles of Association, authority be and is hereby given to our directors to:

(a)    at any time to and/or with such persons and upon such terms and conditions and for such consideration as our directors may in their sole discretion deem fit, and with such rights or restrictions as our directors may think fit to impose, to:

(i)             allot and issue ordinary shares in our capital; and/or

(ii)         make or grant offers, agreements, options or other instruments that might or would require ordinary shares to be allotted and issued, whether such allotment or issuance would occur during or after the expiration of this authority (including but, not limited to, the creation and issuance of warrants, debentures or other instruments convertible into ordinary shares); and

(b)   allot and issue ordinary shares in our capital pursuant to any offer, agreement, option or other agreement made, granted or authorized by our directors while this resolution was in force, regardless of whether the authority conferred by this resolution may have ceased to be in force at the time of the allotment and issuance; and that such authority, if approved by our shareholders, shall continue in force until the earlier of the conclusion of our next Annual General Meeting of Shareholders or the expiration of the period within which our next Annual General Meeting of Shareholders is required by law to be held.

10.   To pass the following as an Ordinary Resolution:

RESOLVED THAT, the following compensation paid to non-employee directors, other than Mr. Dillon, be and hereby is approved, confirmed and ratified:

(a)    cash compensation of $18,000 for services rendered as directors for the period beginning on the commencement of their services through October 31, 2006;

(b)   cash compensation of $3,500 to the chairperson of the Audit Committee for services rendered as chairperson of the Audit Committee for the period beginning on the commencement of his services through October 31, 2006;

(c)    additional cash compensation of $3,500 to the chairperson of the Compensation Committee for services rendered as chairperson of the Compensation Committee for the period beginning on the commencement of his services through October 31, 2006; and

(d)   additional cash compensation of $1,750 to the chairperson of the Nominating and Governance Committee for services rendered as chairperson of the Nominating and Governance Committee for the period beginning on the commencement of his services through October 31, 2006.

11.   To pass the following as an Ordinary Resolution:

RESOLVED THAT, the following compensation paid to non-employee directors, other than Mr. Dillon, for the approximately 17.5 month period from November 1, 2006 through the 2008 Annual General Meeting of Shareholders, be and hereby is approved, confirmed and ratified:

Description	Fiscal Year 2007 Base Fees	Pro Rata Adjustment for 5.5 months from November 1, 2007 through April 15, 2008	Total Non- Employee Director Cash Compensation
Director fees	$55,000	$25,208	$80,208
Audit and Compensation Committee Chairperson Supplement	$10,000	$4,583	$14,583
Nominating & Governance Committee Chairperson Supplement	$5,000	$2,291	$7,291

As Ordinary Business

12.   To transact any other business as may properly be transacted at the 2007 Annual General Meeting of Shareholders.

Notes

Singapore Financial Statements.   At the 2007 Annual General Meeting of Shareholders, our shareholders will have the opportunity to discuss and ask questions regarding our Singapore audited accounts for the fiscal year ended October 31, 2006, together with the reports of the directors and auditors thereon, in compliance with the laws of Singapore. Shareholder approval of our audited accounts is not being sought by this Proxy Statement and will not be sought at the 2007 Annual General Meeting of Shareholders.

Eligibility to Vote at Annual General Meeting of Shareholders; Receipt of Notice.   The Board of Directors has fixed the close of business on February [    ], 2007 as the record date for determining those shareholders who will be entitled to receive copies of this notice and accompanying Proxy Statement. However, only shareholders of record on April 11, 2007 will be entitled to vote at the 2007 Annual General Meeting of Shareholders.

Quorum.   The attendance, in person or by proxy, of at least a majority of our outstanding ordinary shares is required to constitute a quorum. Accordingly, it is important that your shares be represented at the 2007 Annual General Meeting of Shareholders.

Proxies.   A registered shareholder entitled to attend and vote at the 2007 Annual General Meeting of Shareholders is entitled to appoint a proxy to attend the meeting and vote on his or her behalf. A proxy need not also be a shareholder. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. A proxy card must be received by us c/o Proxy Services, c/o Computershare Investor Services, P.O. Box 43102, Providence, RI 02940-5068 not less than 48 hours before the time appointed for holding the 2007 Annual General Meeting of Shareholders. You may revoke your proxy at any time prior to the time it is voted.

By Order of the Board of Directors,

Keith L. Barnes
President and Chief Executive Officer

February [          ], 2007

You should read this entire proxy statement
carefully prior to returning your proxy card.

TABLE OF CONTENTS

Page
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS	1
Notes	3
ELECTRONIC DELIVERY OF OUR SHAREHOLDER COMMUNICATIONS	5
VOTING RIGHTS AND SOLICITATION OF PROXIES	6
PROPOSALS 1 THROUGH 7: RE-ELECTION OF DIRECTORS	7
Our Board of Directors	8
CORPORATE GOVERNANCE	10
PROPOSAL 8: APPROVAL OF THE RE-APPOINTMENT OF INDEPENDENT SINGAPORE AUDITOR FOR FISCAL YEAR 2007 AND AUTHORIZATION OF OUR AUDIT COMMITTEE TO FIX ITS REMUNERATION	17
PROPOSAL 9: ORDINARY RESOLUTION TO AUTHORIZE ORDINARY SHARE ISSUANCES	18
PROPOSAL 10: ORDINARY RESOLUTION TO APPROVE, CONFIRM AND RATIFY FISCAL YEAR 2006 NON-EMPLOYEE DIRECTOR CASH COMPENSATION AND CASH COMPENSATION PAID TO EACH CHAIRPERSON OF THE AUDIT COMMITTEE, THE COMPENSATION COMMITTEE AND THE NOMINATING AND GOVERNANCE COMMITTEE	19
PROPOSAL 11: ORDINARY RESOLUTION TO APPROVE DIRECTOR CASH COMPENSATION AND CASH COMPENSATION FOR EACH CHAIRPERSON OF THE AUDIT COMMITTEE, THE COMPENSATION COMMITTEE AND THE NOMINATING AND GOVERNANCE COMMITTEE	20
EXECUTIVE OFFICERS	21
EXECUTIVE COMPENSATION	23
PENSION BENEFIT TABLE	26
OTHER EQUITY COMPENSATION PLANS	30
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION	31
AUDIT COMMITTEE REPORT	35
STOCK PRICE PERFORMANCE GRAPH	36
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	37
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	38
VERIGY LTD. DIRECTORS’ REPORT	F-1
AUDITOR’S REPORT TO THE MEMBERS OF VERIGY LTD	F-7

ELECTRONIC DELIVERY OF OUR SHAREHOLDER COMMUNICATIONS

We strongly encourage our shareholders to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up to receive your shareholder communications via e-mail. With electronic delivery, we will notify you via e-mail as soon as the annual report and the proxy statement are available on the Internet. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery:

1.                If you are a registered holder (you hold your Verigy ordinary shares in your own name through our transfer agent, Computershare Investor Services, LLC), visit:  www.computershare.com/us/ecomms to enroll. Under Option 2, select Verigy from the drop-down box of companies, then enter your account number and zip code (or family / last name if outside the United States).

2.                If you are a beneficial holder (your shares are held by a brokerage firm, a bank or a trustee), the voting instruction form provided by most banks or brokers will contain instructions for enrolling in electronic delivery.

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call our Investor Relations department at (408) 864-7549.

The information contained under the captions “Report of the Compensation Committee on Executive Compensation,” “Audit Committee Report” and “Stock Price Performance Graph” shall not be deemed to be “soliciting material” or to be “filed” with the U.S. Securities and Exchange Commission, which we refer to as the SEC, nor shall such information be incorporated by reference into any filings under the U.S. Securities Act of 1933, as amended, or under the U.S. Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

PROXY STATEMENT FOR
THE 2007 ANNUAL GENERAL MEETING OF
SHAREHOLDERS OF
VERIGY LTD.
To Be Held on April 11, 2007
9:00 a.m. (Pacific Time)
at the Hyatt Regency San Francisco Airport, 1333 Bayshore Highway,
Burlingame, California 94010, U.S.A.

We are furnishing this Proxy Statement in connection with the solicitation by the Board of Directors of Verigy Ltd. of proxies to be voted at the 2007 Annual General Meeting of Shareholders, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders.

Proxy Mailing.   This Proxy Statement and the enclosed proxy card were first mailed on or about February [  ], 2007, to shareholders of record as of February [  ], 2007.

Costs of Solicitation.   The entire cost of soliciting proxies will be borne by us. Following the original mailing of the proxies and other soliciting materials, we and/or our agents may also solicit proxies by mail, telephone, e-mail, fax or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our ordinary shares forward copies of the proxy and other soliciting materials to persons for whom they hold ordinary shares and request authority for the exercise of proxies. In these cases, upon request, we will reimburse such holders for their reasonable expenses.

Our Registered Office.   The mailing address of our registered office is One Marina Boulevard, #28-00, Singapore 018989. Please note, however, that any shareholder communications should be directed to our principal U.S. office at 10100 North Tantau Avenue, Cupertino, California 95014-2540.

VOTING RIGHTS AND SOLICITATION OF PROXIES

The close of business on February [   ], 2007, is the record date for shareholders entitled to notice of the 2007 Annual General Meeting of Shareholders. All of the ordinary shares issued and outstanding on April 11, 2007, are entitled to be voted at the 2007 Annual General Meeting of Shareholders, and shareholders of record on April 11, 2007, will have one vote for each ordinary share so held on the matters to be voted upon. As of February [  ], 2007, we had [                     ] ordinary shares issued and outstanding.

Proxies.   Ordinary shares represented by proxies in the accompanying form which are properly executed and received by us in accordance with the instructions set forth in the Notice accompanying this Proxy Statement will be voted at the 2007 Annual General Meeting of Shareholders in accordance with the shareholders’ instructions set forth in the proxy.

Quorum.   Representation of at least a majority of all issued and outstanding ordinary shares is required to constitute a quorum.

Voting Rights.   The affirmative vote of shareholders holding at least a majority of the ordinary shares held by the shareholders present in person or represented by proxy at the 2007 Annual General Meeting of Shareholders is required to re-elect the directors nominated pursuant to Proposals 1-7, to approve the re-appointment of PricewaterhouseCoopers as the independent Singapore auditor pursuant to Proposal 8, and to approve the ordinary resolutions contained in Proposals 9 through 11.

Abstentions and Broker Non-Votes.   If a shareholder abstains from voting, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to be voted at the 2007 Annual General Meeting of Shareholders. These shares will count toward determining whether or not a quorum is present. However, these shares will not be counted in the tabulation of the votes cast on proposals presented to shareholders.

Except as described above, in the absence of contrary instructions, shares represented by proxies will be voted FOR the Board of Directors nominees in Proposals 1 through 7 and FOR Proposals 8 through 11.   Management does not know of any matters to be presented at the 2007 Annual General Meeting of Shareholders other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement, nor have we received notice of any matter by the deadline prescribed by SEC Rule 14a-4(c). If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment.

Any shareholder of record as of April 11, 2007, has the right to revoke his or her proxy at any time prior to voting at the 2007 Annual General Meeting of Shareholders by (i) submitting a subsequently dated proxy, which must be received by us c/o Proxy Services, c/o Computershare Investor Services, P.O. Box 43102, Providence, RI 02940-5068, no later than 48 hours before the appointed time of the meeting, or (ii) by attending the meeting and voting in person.

We have prepared, in accordance with the laws of Singapore, Singapore statutory financial statements, which are enclosed with this Proxy Statement. Except as otherwise stated herein, all monetary amounts in this Proxy Statement have been presented in U.S. dollars.

PROPOSALS 1 THROUGH 7:
RE-ELECTION OF DIRECTORS

Article 42(a) of our Articles of Association requires that any person appointed as a director by the Board of Directors shall hold office only until our next Annual General Meeting of the Shareholders, and will then be eligible for re-election. Mr. Dillon was appointed to the Board of Directors by resolution of the Board of Directors in March 2006. Each of Messrs. Barnes, Chan, Gibson and Godshalk were appointed to the Board of Directors by resolution of the Board of Directors in June 2006. Mr. Meurice and Dr. Simson were appointed to the Board of Directors by resolution of the Board of Directors in November 2006. Accordingly, the term of office of each of our directors will expire at the 2007 Annual General Meeting of Shareholders, and each of our directors has been nominated by the Board of Directors to stand for re-election at the 2007 Annual General Meeting of Shareholders.

Our Board of Directors is divided into three classes serving staggered three-year terms. After the 2007 Annual General Meeting of Shareholders, pursuant to Article 42(c) of our Articles of Association, the term of office of at least one-third of the directors (or, if their number is not a multiple of three, then the number nearest to but not less than one-third of the directors), will expire. At the 2007 Annual General Meeting of Shareholders, you and the other shareholders will elect three individuals to the Board of Directors as Class I directors, to serve until the 2008 Annual General Meeting of Shareholders, two individuals to the Board of Directors as Class II directors, to serve until the 2009 Annual General Meeting of Shareholders, and two individuals to the Board of Directors as Class III directors, to serve until the 2010 Annual General Meeting of Shareholders.

The proxy holders intend to vote all proxies received by them in the accompanying form FOR the re-appointment of the nominees for directors listed below. In the event that any nominee is unable or declines to serve as a director at the time of the 2007 Annual General Meeting of Shareholders, the proxies will be voted for any nominee who shall be designated by a majority of the members of the Board of Directors present to fill the vacancy.

As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

Our Board of Directors

Below is information about the nominees for re-election to our Board of Directors.

Class I Directors—Nominees for Re-Election to Serve Until the 2008 Annual General Meeting of Shareholders

C. Scott Gibson (age 54)—C. Scott Gibson has served as a member of our Board of Directors and as the chairperson of our Nominating and Governance and Compensation Committees since June 2006. Mr. Gibson has served as a director of Radysis Corporation, a global supplier of embedded computing solutions for automation, telecommunications and other industries, since June 1993 and as chairperson of its Board of Directors since October 2002. From January 1983 through March 1992, Mr. Gibson co-founded Sequent Computer Systems, Inc., a computer systems company, and served as president from January 1988 to March 1992. Before co-founding Sequent, Mr. Gibson served as General Manager, Memory Components Operation, at Intel Corporation. Mr. Gibson serves on the Board of Directors of several other companies, including Triquint Semiconductor, Inc., Pixelworks, Inc., Northwest Natural Gas Company and Electroglas, Inc. Mr. Gibson holds a BSEE degree and an MBA degree from the University of Illinois.

Eric Meurice (age 50)—Eric Meurice has served as a member of our Board of Directors since November 2006. Mr. Meurice has served as the President and Chief Executive Officer of ASML Holding, a manufacturer of lithography equipment and supplier to the semiconductor industry, since October 2004. From March 2001 until he joined ASML, Mr. Meurice was Executive Vice President, Thomson Television Worldwide. Between 1995 and 2001, Mr. Meurice served as Vice President of Dell Computer, where he ran the Western and Eastern Europe regions and Dell’s emerging markets business within Europe, the Middle East and Africa. Mr. Meurice holds a Master’s degree in applied economics from the Sorbonne University, Paris, a master’s degree in mechanics and energy generation from the École Centrale de Paris, and an MBA from Stanford University.

Claudine Simson (age 53)—Claudine Simson has served as a member of our Board of Directors and of our Audit and Compensation Committees since November 2006. Dr. Simson served as Corporate Vice President and Chief Technology Officer of Motorola Inc. and its semiconductor product sector spin-off, Freescale Semiconductor from April 2003 to April 2006. Prior to joining Motorola, from September 2002 to March 2003, Dr. Simson served as Chief Technology Officer at IPVALUE Management Inc., an emerging company specializing in the commercialization of corporate intellectual property. Prior to joining IPVALUE, Dr. Simson was with Nortel Networks for 23 years, holding senior executive positions including General Manager of Nortel’s Semiconductor Business, and Vice President of Technology Solutions. Dr. Simson received a bachelor’s degree in electrical engineering and a Ph.D. in semiconductor physics from l’Institut National des Sciences Appliquées in Toulouse, France.

Class II Directors, Nominees for Re-Election to Serve Until the 2009 Annual General Meeting of Shareholders

Adrian T. Dillon (age 53)—Adrian T. Dillon served as our interim Vice President, Chief Financial Officer and Treasurer from February 2006 to June 2006, and has served as a member of our Board of Directors since March 2006 to present and as chairperson of the Board of Directors since June 7, 2006. Mr. Dillon has been the Executive Vice President, Finance and Administration, and Chief Financial Officer of Agilent since December 2001. Prior to assuming this position, Mr. Dillon served as Executive Vice President and Chief Financial and Planning Officer of Eaton Corporation from April 1997 to December 2001. Mr. Dillon held various management positions at Eaton Corporation from 1979 to 1997. Mr. Dillon is a member of the Board of Directors of Williams-Sonoma, Inc. and is the chairperson of its Audit and Finance Committee. Mr. Dillon holds a BA degree in economics from Amherst College.

Ernest L. Godshalk (age 61)—Ernest L. Godshalk has served as a member of our Board of Directors, as chairperson of our Audit Committee and as a member of the Nominating and Governance Committee since June 2006. Mr. Godshalk is Managing Director of ELGIN Management Group, a private investment company. From February 2001 until he retired in December 2004, Mr. Godshalk served as President, Chief Operating Officer and a director of Varian Semiconductor Equipment Associates, Inc., a supplier of semiconductor manufacturing equipment. From April 1999 until February 2001, Mr. Godshalk served as Varian Semiconductor’s Vice President and Chief Financial Officer. From November 1998 until April 1999, Mr. Godshalk was Vice President, Finance of the semiconductor equipment business of Varian Associates, Inc. Mr. Godshalk holds a BA degree from Yale University and an MBA degree from Harvard Business School.

Class III Directors Nominees for Re-Election to Serve Until the 2010 Annual General Meeting of Shareholders

Keith L. Barnes (age 55)—Keith L. Barnes has served as our President and Chief Executive Officer since May 2006, and as a member of our Board of Directors since June 2006. From October 2003 through April 2006, Mr. Barnes was Chairman and Chief Executive Officer of Electroglas, Inc., an integrated circuit prober manufacturer located in San Jose, California. From August 2002 to approximately October 2003, Mr. Barnes was a board director, Vice Chairman of the Oregon Growth Account, a University Regent and management consultant. He served as Chief Executive Officer of Integrated Measurement Systems, Inc., a manufacturer of engineering test stations and test software, from 1995 until 2001, and also as Chairman of the Board of Directors of IMS from 1998 through 2001 when it was acquired by Credence Systems Corporation. Prior to becoming CEO of Integrated Measurement Systems, Mr. Barnes was a Division President at Valid Logic Systems and later Cadence Design Systems. Mr. Barnes is a director of Cascade Mircotech, Inc. and a Regent at The University of Portland. Mr. Barnes holds a BSES degree from California State University, San Jose.

Paul Chan Kwai Wah (age 52)—Paul Chan Kwai Wah has served as a member of our Board of Directors and as a member of our Compensation and Nominating and Governance Committees since June 2006. Mr. Chan served as Senior Vice President and Managing Director, Asia Pacific, for Hewlett-Packard Asia Pacific Pte Ltd., from May 2002 until April 2006. From August 1995 to April 2002, Mr. Chan served as Vice President and Managing Director, Asia Pacific, for Compaq Computer Asia/Pacific Pte Ltd. Mr. Chan currently serves on the Board of Directors of Singapore Telecommunications Ltd., Singapore Power Limited, and SIA Engineering Company Limited. Mr. Chan holds a BS degree in physics from the University of Singapore and a marketing diploma from the Chartered Institute of Marketing, UK.

The Singapore Companies Act requires that, at all times, we must have at least one director ordinarily resident in Singapore and, further, that such director shall not vacate his office unless there is remaining on the Board of Directors at least one director who is ordinarily resident in Singapore. Any purported vacation of office in breach of the statutory requirement to have at least one director who is ordinarily resident in Singapore shall be deemed to be invalid. As Mr. Chan presently is the only director on our Board of Directors who is ordinarily resident in Singapore, any purported vacation in his office at the 2007 Annual General Meeting of Shareholders shall be deemed to be invalid absent a prior appointment of another director to the Board of Directors who is ordinarily resident in Singapore.

The Board of Directors recommends a vote FOR
the re-election of the above nominees
to the Board of Directors.

CORPORATE GOVERNANCE

Standards of Business Conduct

We have adopted Standards of Business Conduct that apply to all of our employees and our directors. The Standards of Business Conduct are available on our website at http://investor.verigy.com/documents.cfm. Any amendment (other than technical, administrative or other non-substantive amendments) to, or material waiver (as defined by the SEC) of, a provision of the Standards of Business Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions and relates to elements of the Standards of Business Conduct specified in the rules of the SEC, will be posted on our website.

Director Retirement Age

Under Section 153(2) of the Singapore Companies Act, Cap. 50, the office of a director of a public company becomes vacant at the conclusion of the annual general meeting of shareholders first held after such director attains the age of 70 years, and any re-appointment of such director must be approved by our shareholders by ordinary resolution.

Shareholder Communications With Our Board of Directors

Shareholders may communicate with our Board of Directors at the following address:

The Board of Directors
c/o General Counsel
Verigy
10100 North Tantau Avenue
Cupertino, CA  95014-2540

Communications are distributed to the Board of Directors or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out will be made available to any non-management director upon request.

You may also communicate with our Board of Directors as a group online at http://investor.verigy.com/contactboard.cfm.

Corporate Governance Guidelines

The Board of Directors has adopted a set of Corporate Governance Guidelines. The Nominating and Governance Committee is responsible for overseeing the guidelines and periodically reviews them and makes recommendations to the Board of Directors concerning corporate governance matters. The Board of Directors may periodically amend the guidelines and may waive, suspend or repeal any of the guidelines at any time, with or without public notice, as it determines necessary or appropriate in the exercise of the Board of Directors’ judgment or fiduciary duties.

Among other matters, the guidelines include the following items concerning the Board of Directors:

•       The Board of Directors believes that there should be a substantial majority of independent directors on the Board of Directors.

•       Independent directors meet on a regular basis apart from other Board of Directors members and management representatives.

•       The Board of Directors has adopted a policy that directors are required to notify the Nominating and Governance Committee upon a change of employer, a significant change of position or retirement. After consultation with our Chief Executive Officer, the Nominating and Governance Committee will recommend to the Board of Directors whether such director shall be asked to continue his or her service or to offer his or her resignation from the Board of Directors.

•       The Audit, Compensation and Nominating and Governance Committees consist entirely of independent directors.

•       The Board of Directors has access to, and may contact and meet with, any of our employees. Directors are authorized to conduct independent investigations and to hire outside consultants or experts at our expense. Directors also have access to company records and files and may contact other directors without informing our management of the purpose or even the fact of such contact.

•       The Chief Executive Officer reports at least annually to the Board of Directors on succession planning and management development.

•       At least annually, the Board of Directors evaluates the performance of the Chief Executive Officer and other senior management personnel.

•       The chairperson of the Board of Directors manages a process whereby the Board of Directors and its members are subject to annual evaluation and self-assessment.

Shareholder Nominations to Our Board of Directors

Shareholders can recommend qualified candidates for our Board of Directors to the Nominating and Governance Committee by submitting recommendations to our General Counsel at 10100 North Tantau Ave., Cupertino, CA  95014-2540. Submissions that are received in a timely manner will be forwarded to the Nominating and Governance Committee for review and consideration. Shareholder recommendations for our 2008 Annual General Meeting of Shareholders should be made not later than October 30, 2007, to ensure adequate time for meaningful consideration by the Nominating and Governance Committee.

Board of Directors

Our Articles of Association give our Board of Directors general powers to manage our business. The Board of Directors oversees and provides policy guidance on our strategic and business planning processes, oversees the conduct of our business by senior management and is principally responsible for the succession planning for our key executives, including our President and Chief Executive Officer.

The Board of Directors has determined that each of our directors is an independent director as defined by the applicable rules of The NASDAQ Global Market (“NASDAQ”), other than Mr. Barnes, who currently serves as our President and Chief Executive Officer, and Mr. Dillon, who served as our interim Chief Financial Officer until June 20, 2006.

Our Board of Directors held a total of five meetings between June 1, 2006, the date we separated from Agilent and became an independent company, and October 31, 2006, the end of our fiscal year. During the period for which each current director was a director or a committee member, all directors attended at least 75% of the aggregate of the total number of regularly scheduled meetings of our Board of Directors together with the total number of meetings held by all committees of our Board of Directors on which he or she served, counting only those meetings during which such person was a member of the Board of Directors. Our non-employee directors met at regularly scheduled executive sessions without management participation.

Our Board of Directors has adopted a policy that encourages each director to attend the Annual General Meeting of Shareholders, but attendance is not required. The 2007 Annual General Meeting of Shareholders is Verigy’s first annual general meeting of shareholders.

Board of Directors Committees

The standing committees of our Board of Directors are the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The table below provides current membership for each of these committees.

Nominating and
	Audit	Compensation	Governance
Name	Committee	Committee	Committee
Adrian T. Dillon	—	—	—
Keith L. Barnes	—	—	—
Paul Chan Kwai Wah	—	X	X
C. Scott Gibson	X	X (1)	X (1)
Ernest L Godshalk	X (1)	—	X
Eric Meurice	—	—	—
Claudine Simson	X	X	—

(1)          Chairperson

Audit Committee

The Audit Committee is currently composed of Mr. Godshalk, the chairperson of the committee, Mr. Gibson and Dr. Simson, each of whom the Board of Directors has determined to be an independent director and to meet the financial experience requirements under both the rules of the SEC and NASDAQ. The Board of Directors has also determined that Mr. Godshalk is an “audit committee financial expert” within the meaning of the rules of the SEC and is “financially sophisticated” within the meaning of the rules of NASDAQ. The Audit Committee held six meetings between June 1, 2006, the date we separated from Agilent and became an independent company, and October 31, 2006.

Our Board of Directors has adopted an Audit Committee charter that is available on our website at http://investor.verigy.com/ documents.cfm. The Audit Committee is responsible for assisting the Board of Director’s oversight of, among other things:

•       the quality and integrity of our financial statements and internal controls;

•       our compliance with legal and regulatory requirements;

•       our independent registered public accounting firm’s appointment, compensation, retention, qualifications and independence;

•       the performance of our internal audit function and independent registered public accounting firms; and

•       related party transactions.

The Audit Committee’s principal functions are to:

•       monitor and evaluate periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our financial and senior management, and our independent registered public accounting firm;

•       be directly responsible for the appointment, compensation, retention, oversight of the work and, if necessary, termination and replacement of our independent registered public accounting firm (including resolution of any disagreements between our management and the auditors regarding financial reporting); and

•       facilitate communication among our independent registered public accounting firm, our financial and senior management and our Board of Directors.

Compensation Committee

The Compensation Committee is currently composed of C. Scott Gibson, the chairperson of the committee, Paul Chan Kwai Wah and Claudine Simson. The Board of Directors has determined each member of the Compensation Committee to be an independent director under applicable NASDAQ rules. Furthermore, pursuant to our Compensation Committee charter, our Board of Directors has determined that each member of the Compensation Committee is an outside director, as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and to be a non-employee director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act. The Compensation Committee held four meetings between June 1, 2006, the date we separated from Agilent and became an independent company, and October 31, 2006. The Compensation Committee is responsible for, among other things:

•       reviewing and making recommendations to our Board of Directors relating to the compensation policy for our officers and directors;

•       developing annual and/or quarterly performance objectives for our officers and evaluating their performance in light of these objectives;

•       administering our equity-based incentive plans exclusively as they relate to our officers and directors and non-exclusively as they relate to other eligible participants;

•       approving all employment, severance, or change-in-control agreements or special or supplemental benefits applicable to our executive officers; and

•       producing an annual report on executive compensation for inclusion in our annual proxy statement.

Our Board of Directors has adopted a Compensation Committee charter that is available on our website at http://investor.verigy.com/documents.cfm.

Compensation Committee Interlocks and Insider Participation.   None of our executive officers serves on the Compensation Committee. None of our directors has interlocking or other relationships with other boards, compensation committees or our executive officers that require disclosure under Item 402(j) of Regulation S-K of the rules and regulations of the SEC.

Nominating and Governance Committee

The Nominating and Governance Committee currently is composed of C. Scott Gibson, the chairperson of the committee,  Paul Chan Kwai Wah and Ernest L. Godshalk, each of whom our Board of Directors has determined to be an independent director under applicable NASDAQ rules. The Nominating and Governance Committee held five meetings between June 1, 2006, the date we separated from Agilent and became an independent company, and October 31, 2006. The Nominating and Governance Committee recruits, evaluates and recommends candidates for appointment or election as members of our Board of Directors and recommends corporate governance guidelines to the Board of Directors. Our Board of Directors has adopted a Nominating and Governance Committee charter that is available on our website at http://investor.verigy.com/documents.cfm.

One goal of the Nominating and Governance Committee is to ensure that our Board of Directors possesses a variety of perspectives and skills derived from high-quality business and professional experience. The Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capabilities on our Board of Directors, while maintaining a sense of collegiality and cooperation that is conducive to a productive working relationship within the Board of Directors and between the Board of Directors and management. To this end, the Nominating and Governance Committee seeks nominees with the highest professional and personal ethics and values, an understanding of our business and industry, diversity of business experience and expertise, a high level of education, broad-based business acumen, and the ability to think strategically. Although the Nominating and Governance Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees.

Consideration of new board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In the future, we expect members of the Board of Directors, management or a third party search firm typically to suggest candidates for nomination to the Board of Directors. The Nominating and Governance Committee will also consider recommendations submitted by our shareholders. To date, we have not received any such recommendations from our shareholders.

In 2006, we retained a third-party search firm to assist the Nominating and Governance Committee in identifying and evaluating potential nominees. Once the Board of Directors determined to add two directors, the Nominating and Governance Committee considered the specific qualifications and skills a candidate should possess. Guided by those considerations, the search firm conducted research to identify viable candidates. It prepared a list for the Committee that included a brief biography of each candidate. The list was provided to and discussed by the Nominating and Governance Committee. The search firm then conducted further research on the candidates in whom the Nominating and Governance Committee had the most interest. The results of that research were then reported to the Nominating and Governance Committee.

Director Compensation

Under the laws of Singapore, our shareholders must approve all cash compensation paid to our non-employee directors. In addition to the compensation provided to our non-employee directors detailed below, each non-employee director receives reimbursement of reasonable out-of-pocket expenses incurred in connection with attending in-person meetings of the Board of Directors and of committees of the Board of Directors, as well as reimbursement of expenses incurred for attendance at continuing education courses for directors. No director who is our employee receives compensation for services rendered as a director. Accordingly, during fiscal year 2006, Mr. Barnes, our President and Chief Executive Officer, did not receive compensation for his role as a director. In addition, Mr. Dillon, our former interim Chief Financial Officer, did not receive compensation for his role as a director, and we currently expect Mr. Dillon to continue to serve on our Board of Directors without compensation as a director.

Equity Compensation

Initial Option Grants.   Under the automatic equity grant provisions of our 2006 Equity Incentive Plan, which we refer to as the 2006 Plan, each individual who first becomes a non-employee director receives:

•       a one-time grant of a non-statutory stock option to purchase that number of whole ordinary shares with an accounting value of $110,000; and

•       a one-time grant of restricted ordinary share units with an accounting value of $110,000.

The initial one-time option grants are granted on the date when the outside director first joins the Board of Directors. For purposes of determining the accounting value of the initial stock option grant and the initial grant of restricted share units, the accounting value is the value calculated using the same methodology that we applied for purposes of determining the accounting charge associated with similar equity-based awards for the fiscal period immediately preceding the grant date. We measure the fair value of option awards using the Black-Scholes option pricing model which requires a number of complex and subjective assumptions including our stock price volatility, option exercise patterns (expected life of the options), future forfeiture rates and related tax effects. The fair value of restricted share units is determined based on the fair market value of Verigy’s shares on the date of grant. The restricted share units issued to non-employee directors vest in full on the first anniversary of the grant date. Settlement of the restricted share units occurs in a lump sum on the third anniversary of the grant date. During 2006, Messrs. Chan, Gibson and Godshalk each received initial stock options to purchase 18,334 ordinary shares at an exercise price of $15.00 per share, and an initial grant of 7,334 restricted ordinary share units. Mr. Meurice and Dr. Simson each received initial stock options to purchase 17,089 ordinary shares at a purchase price of $16.52 per share, and an initial grant of 6,659 restricted ordinary share units. Employee directors and outside directors who were previously employees of Verigy are not eligible for the initial equity-based awards. Therefore, neither Mr. Barnes nor Mr. Dillon received any grants pursuant to the automatic option grant provisions.

Yearly Option Grants.   Under the terms of the automatic option grant provisions of the 2006 Plan, on the date of each annual general meeting of shareholders, each non-employee director automatically receives a non-statutory stock option covering ordinary shares with an accounting value of $55,000. These options vest and are exercisable on the first anniversary of the grant date. Employee directors and outside directors who were previously employees of Verigy are not eligible for the annual equity-based awards.

Yearly Restricted Share Unit Awards.   Under the terms of the automatic restricted share unit grant provisions of the 2006 Plan, on the date of each annual general meeting of shareholders, each non-employee director automatically receives a restricted share unit award consisting of such number of ordinary shares having an accounting value of $55,000 on the date of grant. Employee directors and outside directors who were previously employees of Verigy are not eligible for the annual equity-based awards.

Discretionary Grants.   Under the terms of the discretionary option grant provisions of the 2006 Plan, non-employee directors are eligible to receive non-statutory stock options, restricted shares, share units, or SARs granted at the discretion of the Compensation Committee. To date, our Compensation Committee has not made any discretionary grants to our non-employee directors.

Cash Compensation.   Verigy provides annual cash compensation to its non-employee directors (other than Mr. Dillon) as follows:

•       An annual cash retainer of $55,000 for service on our Board of Directors and for service on any committees on which a director serves;

•       A supplemental annual retainer of $10,000 per year payable to the chairperson of the Audit Committee and to the chairperson of the Compensation Committee for the additional services rendered in connection with chairing such committees; and

•       A supplemental annual retainer of $5,000 per year payable to the chairperson of the Nominating & Governance Committee for the additional services rendered in connection with chairing such committee.

Fiscal 2006 Cash Compensation.   We separated from Agilent Technologies, Inc. in June 2006, and our current Board of Directors was constituted in connection with that separation. For fiscal 2006, non-employee directors received cash compensation at the rates described above but pro-rated for the period from when they joined the Board of Directors through October 31, 2006, the end of our fiscal year, as follows:

•       Messrs. Chan, Gibson and Godshalk received pro-rated annual retainers of $18,000 for their service as directors;

•       Mr. Godshalk, as chairperson of the Audit Committee, and Mr. Gibson, as chairperson of the Compensation Committee, received pro-rated supplemental cash retainers of $3,500 for their service as committee chairpersons; and

•       Mr. Gibson, as chairperson the Nominating and Governance Committee, received a supplemental pro-rated cash retainer of $1,750 for his service as chairperson of that committee.

Mr. Meurice and Dr. Simson joined the Board of Directors on November 1, 2006; therefore, neither of them was eligible to receive compensation during our 2006 fiscal year. As described in Proposal 10, we are seeking shareholder approval and ratification of the 2006 cash compensation paid to non-employee directors.

Fiscal 2007 Cash Compensation.   The Compensation Committee reviewed the cash compensation levels payable to non-employee directors and elected to retain the annual rates described above for fiscal 2007.

Verigy’s non-employee director cash compensation was initially established to coincide with our fiscal years (November 1 through October 31). In contrast, other than with respect to initial awards, Verigy’s equity based compensation for non-employee directors is awarded on a cycle tied to our annual general meetings of shareholders. After a review of these practices, the Compensation Committee determined that it is in the best interests of the company for cash compensation to be paid following each annual general meeting of shareholders rather than at the outset of the fiscal year. By making this adjustment, cash compensation—like the annual equity compensation—coincides with the directors’ terms of office. In connection with this change in payment cycle, cash compensation paid in fiscal 2007 covers the 17.5 month period from November 1, 2006 (the first day of fiscal 2007) through April 15, 2008 (the estimated date of Verigy’s 2008 annual general meeting of shareholders). This one-time adjustment applied both to the base Board of Directors’ fees and to the committee chairpersons’ incremental fees.

In accordance with this, each non-employee director (other than Mr. Dillon) received cash compensation as follows for the period from November 1, 2006 (the first day of fiscal 2007) through April 15, 2008 (the estimated date of Verigy’s 2008 annual general meeting of shareholders):

Description	Fiscal 2007 Base Fees	Pro Rata Adjustment for 5.5 months from November 1, 2007 through April 15, 2008	Total Non- Employee Director Cash Compensation
Director fees	$55,000	$25,208	$80,208
Audit and Compensation Committee Chairperson Supplement	$10,000	$4,583	$14,583
Nominating & Governance Committee Chairperson Supplement	$5,000	$2,291	$7,291

Each non-employee director (other than Mr. Dillon) received cash compensation as follows for the period from November 1, 2006 (the first day of fiscal 2007) through April 15, 2008 (the estimated date of Verigy’s 2008 annual general meeting of shareholders):

Name	Role(s)	Fees
Paul Chan Kwai Wah	Board member	$80,208
C. Scott Gibson	Board member; Chairperson of Compensation and Nominating & Governance Committees	$102,083
Ernest L Godshalk	Board member; Chariperson of Audit Committee	$94,791
Eric Meurice	Board member	$80,208
Claudine Simson	Board member	$80,208

PROPOSAL 8:
APPROVAL OF THE RE-APPOINTMENT OF INDEPENDENT
SINGAPORE AUDITOR FOR FISCAL YEAR 2007
AND AUTHORIZATION OF OUR AUDIT COMMITTEE TO FIX ITS REMUNERATION

PricewaterhouseCoopers LLP is our independent registered public accounting firm in the U.S., and audits our consolidated financial statements. During fiscal year 2006, PricewaterhouseCoopers in Singapore was our independent Singapore auditor of our Singapore statutory financial statements. Pursuant to section 205(2) and 205(4) of the Singapore Companies Act, any appointment after the Board of Directors’ initial appointment of our independent Singapore auditor, or its subsequent removal, requires the approval of our shareholders. The Audit Committee has approved, subject to shareholder approval, the re-appointment of PricewaterhouseCoopers as the independent Singapore auditor for the fiscal year ending October 31, 2007, and to perform other appropriate services. Pursuant to Section 205(16) of the Singapore Companies Act, the remuneration of a company’s auditors shall be fixed by the shareholders in a general meeting or the shareholders may authorize directors to fix the remuneration. The directors believe that it is appropriate for the Audit Committee, as part of its oversight responsibilities, to fix the auditor’s remuneration. The Board of Directors is thus requesting that the shareholders authorize the Audit Committee to fix the auditors’ remuneration for service rendered through the next annual general meeting. We expect that a representative from PricewaterhouseCoopers will be present at the 2007 Annual General Meeting of Shareholders. This representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the approval of the re-appointment of
PricewaterhouseCoopers as independent Singapore auditor for fiscal year 2007 and authorization of the Audit Committee to fix its remuneration.

Principal Accountant Fees and Services

Set forth below are the aggregate fees paid for the services performed by our principal accounting firm, PricewaterhouseCoopers LLP, during fiscal year 2006. All audit and permissible non-audit services reflected in the fees below were pre-approved by the Audit Committee in accordance with established procedures.

Fiscal Year
2006
(in thousands)
Audit Fees	$1,425
Audit-Related Fees	143
Tax Fees	—
All Other Fees	—
Total:	$1,568

Audit Fees consist of fees for professional services rendered by our independent registered public accounting firm for the audit of our annual financial statements included in our Annual Report on Form 10-K during fiscal year 2006 and the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q. These fees include fees for services that are normally incurred in connection with statutory and regulatory filings or engagements, such as comfort letters, statutory audits, consents and review of documents filed with the SEC. Audit fees do not include audit fees related to our IPO or separation from Agilent, which fees were paid by Agilent.

Audit-Related Fees consist of fees for assurance and related services by our auditors that are reasonably related to the performance of the audit or review of our financial statements and not included in Audit Fees. In fiscal year 2006, these fees related primarily to the review of our general ledger initialization subsequent to our separation from Agilent Technologies.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. To date, our independent registered public accounting firm has not performed any non-audit services for us.

PROPOSAL 9:
ORDINARY RESOLUTION TO AUTHORIZE
ORDINARY SHARE ISSUANCES

We are incorporated in the Republic of Singapore. Under the laws of Singapore, our directors may issue ordinary shares and make offers or agreements or grant options that might or would require the issuance of ordinary shares only with the prior approval of our shareholders. We are submitting this proposal because we are required to do so under the laws of Singapore before we can issue any ordinary shares in connection with our equity compensation plans, possible future strategic transactions or public and private offerings.

If this proposal is approved, the authorization would be effective from the date of the 2007 Annual General Meeting of Shareholders and continue until the earlier of (i) the conclusion of the 2008 Annual General Meeting of Shareholders or (ii) the expiration of the period within which the 2008 Annual General Meeting of Shareholders is required by the laws of Singapore to be held. The 2008 Annual General Meeting of Shareholders is required to be held no later than 15 months after the date of the 2007 Annual General Meeting of Shareholders and no later than six months after the date of our 2007 fiscal year end. The laws of Singapore allow for a one-time application to be made with the Singapore Accounting and Corporate Regulatory Authority for an extension of the time in which to hold an annual general meeting of shareholders of up to a maximum of three months.

The Board of Directors believes that it is advisable and in the best interests of our shareholders for our shareholders to authorize the directors to issue ordinary shares and to make or grant offers, agreements or options that might or would require the issuance of ordinary shares. In the future, the directors may need to issue shares or make agreements that would require the issuance of new ordinary shares. For example:

•       in connection with strategic transactions and acquisitions;

•       pursuant to public and private offerings of our ordinary shares, as well as instruments convertible into our ordinary shares; or

•       in connection with our equity compensation plans and arrangements.

Notwithstanding this general authorization to issue our ordinary shares, we will be required to seek shareholder approval with respect to future issuances of ordinary shares where required under the rules of NASDAQ, such as where we propose to issue ordinary shares that will result in a change in control of the company or in connection with a transaction involving the issuance of ordinary shares representing 20% or more of our outstanding ordinary shares.

The Board of Directors expects that we will continue to issue ordinary shares and grant options and other equity-based awards in the future under circumstances similar to those in the past. As of the date of this Proxy Statement, other than issuances of ordinary shares or agreements that would require the issuance of new ordinary shares in connection with our equity compensation plans and arrangements, we have no specific plans, agreements or commitments to issue any ordinary shares for which approval of this proposal is required. Nevertheless, the Board of Directors believes that it is advisable and in the best interests of our shareholders for our shareholders to provide this general authorization in order to avoid the delay and expense of obtaining shareholder approval at a later date, and to provide us with greater flexibility to pursue strategic transactions and acquisitions and raise additional capital through public and private offerings of our ordinary shares, as well as instruments convertible into our ordinary shares.

If this proposal is approved, our directors would be authorized to issue, during the period described above, ordinary shares subject to applicable laws of Singapore and the rules of NASDAQ. The issuance of a large number of ordinary shares could be dilutive to existing shareholders or reduce the trading price of our ordinary shares on NASDAQ. If this proposal is not approved, we would not be permitted to issue ordinary shares (other than shares issuable on exercise or settlement of outstanding options, restricted share units and other instruments convertible into or exercisable for ordinary shares or the like). If we are unable to rely upon equity as a component of compensation, we would have to review its compensation practices, and may have to increase cash compensation to retain key personnel.

The Board of Directors recommends a vote FOR the resolution
 to authorize ordinary share issuances.

PROPOSAL 10:
ORDINARY RESOLUTION TO APPROVE, CONFIRM AND RATIFY FISCAL YEAR 2006
NON-EMPLOYEE DIRECTOR CASH COMPENSATION AND CASH COMPENSATION
PAID TO EACH CHAIRPERSON OF THE AUDIT COMMITTEE, THE COMPENSATION
COMMITTEE AND THE NOMINATING AND GOVERNANCE COMMITTEE

In connection with our initial public offering, our Board of Directors approved cash compensation for our non-employee directors, other than Mr. Dillon, for the interim period from the commencement of their services as directors and committee chairpersons, if applicable, through October 31, 2006. Under the laws of Singapore, we may provide cash compensation to our directors for services rendered in their capacity as directors only with the approval from our shareholders at a general meeting. Accordingly, we are seeking shareholder approval to ratify the following annual cash compensation paid to our directors during this interim period:

•       cash compensation of $18,000 to each of our non-employee directors, other than Mr. Dillon, for services rendered as a director for the interim period;

•       additional cash compensation of $3,500 to each of the chairperson of the Audit Committee and the chairperson of the Compensation Committee for services rendered as chairperson of those committees for the interim period; and

•       additional cash compensation of $1,750 to the chairperson of the Nominating and Governance Committee for services rendered as chairperson of that committee for the interim period.

We believe that this authorization will benefit our shareholders by enabling us to attract and retain qualified individuals to serve as members of our Board of Directors and to continue to provide leadership for our company.

The Board of Directors recommends a vote FOR the resolution to approve, confirm and ratify directors’ cash compensation and committee chairperson cash compensation paid during fiscal year 2006.

PROPOSAL 11:
ORDINARY RESOLUTION TO APPROVE DIRECTOR
CASH COMPENSATION AND CASH COMPENSATION FOR EACH CHAIRPERSON OF
THE AUDIT COMMITTEE, THE COMPENSATION COMMITTEE
AND THE NOMINATING AND GOVERNANCE COMMITTEE

Under the laws of Singapore, we may provide cash compensation to our non-employee directors for services rendered in their capacity as directors only with the approval from our shareholders at a general meeting. As described above, our Compensation Committee reviewed the cash compensation levels payable to non-employee directors and believes that the rates established for fiscal 2006 should remain in effect for fiscal 2007. As also described above, on the recommendation of the Compensation Committee, the Board of Directors is recommending aligning the cash compensation payment cycle with the annual general meeting cycle and, in this regard, is seeking approval of a one-time pro-rata payment to cover the period from November 1, 2007 (the date on which director fees would have become payable absent a change in timing) to April 15, 2008 (the estimated date of the 2008 annual general meeting of shareholders). Our Board of Directors believes that it is in the best interests of the company for non-employee cash compensation to be paid following each annual general meeting of shareholders, which has the effect of aligning payments with director terms in office. This one-time adjustment is applicable to both the base Board of Directors’ fees and to the committee chairpersons’ incremental fees.

We believe that it is advisable and in the best interests of our shareholders for our shareholders to authorize us to provide the following cash compensation to our non-employee directors, other than Mr. Dillon, for the approximately 17.5 month period from November 1, 2006 through the 2008 Annual General Meeting of Shareholders:

Description	Fiscal 2007 Base Fees	Pro Rata Adjustment for 5.5 months from November 1, 2007 through April 15, 2008	Total Fees
Director fees	$55,000	$25,208	$80,208
Audit and Compensation Committee Chairperson Supplement	$10,000	$4,583	$14,583
Nominating & Governance Committee Chairperson Supplement	$5,000	$2,291	$7,291

We believe that this authorization will benefit our shareholders by enabling us to attract and retain qualified individuals to serve as members of our Board of Directors and to continue to provide leadership for our company.

The cash compensation for our non-employee directors is unchanged on an annualized basis from the amounts we paid to non-employee directors in fiscal 2006.

The Board of Directors recommends a vote FOR the resolution to approve directors’ cash compensation and committee chairperson cash compensation for the period from November 1, 2006 through the 2008 Annual General Meeting of Shareholders.

EXECUTIVE OFFICERS

The names, current ages and positions of our executive officers as of the date of this Proxy Statement, are as follows:

Name	Age	Position
Keith L. Barnes	55	President and Chief Executive Officer
Robert J. Nikl	51	Chief Financial Officer
Debbora Ahlgren	51	Chief Marketing Officer
Gayn Erickson	42	Vice President, Memory Test
Dietmar Höller	49	Vice President, Order Fulfillment
Kristen Robinson	44	Vice President, Human Resources
Pascal Rondé	44	Vice President, Sales, Service and Support
Kenneth M. Siegel	48	Vice President and General Counsel
Hans-Juergen Wagner	47	Vice President, SOC Test

Keith L. Barnes (age 55)—Keith L. Barnes has served as our President and Chief Executive Officer since May 2006, and as a member of our Board of Directors since June 2006. From October 2003 through April 2006, Mr. Barnes was Chairman and Chief Executive Officer of Electroglas, Inc., an integrated circuit prober manufacturer located in San Jose, California. From August 2002 to approximately October 2003, Mr. Barnes was a board director, Vice Chairman of the Oregon Growth Account, a University Regent and management consultant. He served as Chief Executive Officer of Integrated Measurement Systems, Inc., a manufacturer of engineering test stations and test software, from 1995 until 2001, and also as Chairman of the Board of Directors of IMS from 1998 through 2001 when it was acquired by Credence Systems Corporation. Prior to becoming CEO of Integrated Measurement Systems, Mr. Barnes was a Division President at Valid Logic Systems and later Cadence Design Systems. Mr. Barnes is a director of Cascade Mircotech, Inc. and a Regent at The University of Portland. Mr. Barnes holds a BSES degree from California State University, San Jose.

Robert J. Nikl has served as our Chief Financial Officer since June 2006. From September 2004 through May 2006, he served as senior Vice President, Finance and Chief Financial Officer of Asyst Technologies, Inc., an integrated automated semiconductor solutions company. Prior to joining Asyst, Mr. Nikl held several positions from 1994 to 2003 in finance, operations management and administration with Solectron Corporation, a provider of electronics manufacturing and integrated supply chain services, most recently as corporate Vice President, Finance of Global Operations from 1999 to November 2003. Prior to joining Solectron in 1994, Mr. Nikl held a number of senior financial management positions for Xerox Corporation, including Vice President, Finance for Xerox Engineering Systems. Mr. Nikl is a certified public accountant with active licenses in the states of California and New York.

Debbora Ahlgren has served as our Chief Marketing Officer since August 2006. Before this, beginning in May 2003, she served as our vice president and general manager for field operations in The Americas and Korea. Before joining Agilent in May 2003, Ms. Ahlgren served as Vice President, Marketing and Business Development at LTX Corporation, a provider of semiconductor test solutions. Her experience includes more than 20 years in business development, operational leadership, strategic and product marketing and sales for the semiconductor capital equipment and semiconductor-related industries. Ms. Ahlgren holds a BS degree from SUNY at Stony Brook.

Gayn Erickson has served as our Vice President, Memory Test since February 2006. Prior to our separation from Agilent, Mr. Erickson served as Vice President of the Memory Test Business within the

Automated Test Group of Agilent beginning in May 2005. Prior to assuming that position, Mr. Erickson served as Vice President, Sales and Marketing of Agilent’s Memory Test Business from August 2004 to May 2005. He served as Senior Marketing Manager of Agilent’s Memory Test Business from 2000 to 2004. Mr. Erickson holds a BS degree in Electrical Engineering from Arizona State University.

Dietmar Höller has served as our Vice President, Order Fulfillment since February 2006. Prior to assuming that position, beginning in 200, Mr. Höller served as the Director of Order Fulfillment for the SOC business of Agilent. Mr. Höller holds a Business degree from the University of Applied Sciences Trier, Germany.

Kristen Robinson has served as our Vice President, Human Resources since February 2006. Prior to assuming that position, beginning in November 2005, Ms. Robinson served as Vice President, Human Resources of the Semiconductor Test Solutions Business of Agilent. Ms. Robinson served as Vice President, Global Compensation and Benefits, of Agilent from May 2004 to November 2005. She served as Strategic Human Resources Manager of Agilent from 2001 to 2004. Ms. Robinson was an Operations Manager of Agilent from 2000 to 2001. Ms. Robinson holds a BS degree in accounting from Boston College and an MBA degree from Northwestern University.

Pascal Rondé has served as our Vice President, Sales, Service and Support since February 2006. Mr. Rondé has served as the Vice President of Sales, service and support for the Automated Test Group of Agilent beginning in October 2000. Mr. Rondé holds a Masters degree in Electronics Engineering from the Institut National des Sciences Appliquées de Lyon, France.

Kenneth M. Siegel has served as our Vice President and General Counsel since February 2006. Prior to assuming that position, Mr. Siegel was Senior Vice President and General Counsel of Agile Software Corporation from October 2003 to January 2006. Mr. Siegel served as senior Vice President of Efficient Networks, Inc. from 2000 to 2002, and General Counsel from 2000 to 2001. Mr. Siegel holds a BA degree from the Monterey Institute of International Studies and a JD degree from University of California Hastings College of the Law.

Hans-Juergen Wagner has served as our Vice President, SOC Test since February 2006. Mr. Wagner served as Vice President, SOC Test, of the Semiconductor Test Solutions business of Agilent since September 2005. Prior to assuming that position, Mr. Wagner served as Vice President, Memory Test, of the Automated Test Group of Agilent from November 2004 to September 2005. He served as Vice President, Computer Test at Agilent from 2003 to 2004. Mr. Wagner was a Research and Development Manager in the Automated Test Group at Agilent from 1998 to 2003. Mr. Wagner has a Masters degree in engineering from the Technical University, Stuttgart, Germany.

EXECUTIVE COMPENSATION

The following table presents information concerning the compensation paid or accrued by us for services rendered during period from June 12, 2006, the date our initial public offering priced, through October 31, 2006, by (i) our chief executive officer, and (ii) each of our four other most highly compensated executive officers. The individuals listed in the following table are referred to in this Proxy Statement as the Named Executive Officers.

Summary Compensation Table

				Long Term
				Compensation
				Awards
				Restricted	Securities
	Fiscal	Annual Compensation		Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Options	Compensation(3)
Keith L. Barnes President and Chief Executive Officer	2006	$193,181	$457,500	$800,010	750,000	$34,578
Robert J. Nikl(4) Chief Financial Officer	2006	$119,582	$152,375	$460,701	115,255	$3,791
Gayn Erickson Vice President, Memory Test	2006	$92,727	$114,180	$62,505	65,539 (5)	$3,600
Pascal Rondé Vice President, Sales, Service and Support	2006	$118,719	$167,495	$861,472	62,500	$511,039
Kenneth M. Siegel Vice President and General Counsel	2006	$96,594	$107,087	$115,755	57,875	$3,750

(1)          Some or all of the bonus amounts earned in fiscal year 2006 were paid in fiscal year 2007.

(2)          Restricted share units granted pursuant to the Verigy Ltd. 2006 Equity Incentive Plan. The units pay out in an equal number of Verigy Ltd. ordinary shares. Holders of restricted share units are not entitled to dividend payments or voting rights until the units become vested and the shares are paid out. The value shown in the Summary Compensation Table is calculated based upon the number of units granted multiplied by the closing market price of Verigy ordinary shares on the date of grant, or the initial public offering price in the case of units granted on June 12, 2006. The number of outstanding restricted stock units at October 31, 2006 and their value based upon $16.80 per share (the closing market price of Verigy ordinary shares on October 31, 2006) are:  Mr. Barnes, 53,334 units, $896,011; Mr. Nikl, 30,510 units, $512,568; Mr. Erickson, 4,167 units, $70,006; Mr. Rondé, 52,171 units, $876,473; Mr. Siegel, 7,717 units, $129,646. For Messrs. Barnes and Erickson, the units vest in four equal annual installments from June 12, 2006; For Mr. Siegel, the units vest in four equal annual installments from January 8, 2006. For Mr. Nikl, 13,560 units vest on June 20, 2007, and 16,950 units vest in four equal annual installments from June 20, 2006. The units for Mr. Rondé include 43,837 units that were granted on October 31, 2006 in replacement of unvested employee nonqualified stock options granted by Agilent Technologies, Inc. These 43,837 units become vested on the second anniversary of the grant date and become payable on the fourth anniversary of the grant date.

(3)          “All other compensation” for executives, other than Messrs. Barnes and Rondé, is comprised of company contributions to the executive’s 401(k) plan accounts. In the case of Mr. Barnes, “all other compensation” is comprised of a company contribution of $5,625 to Mr. Barnes’ 401(k), and reimbursement for living expenses, including $11,127 for rent and $17,825 for other living expenses such as car rental, home utilities and meals. In the case of Mr. Rondé, “all other compensation” is comprised of the cost of providing a company leased vehicle of $ 3,994, and a retention bonus equal to approximately $507,045, made pursuant to a retention bonus agreement entered into by Agilent and Mr. Rondé dated May 16, 2006.

(4)          Mr. Nikl has served as our Chief Financial Officer since June 20, 2006.

(5)          Includes 34,289 ordinary shares underlying options granted to replace unvested options to purchase Agilent stock, which were cancelled in connection with our separation from Agilent.

Option Grants During Fiscal Year 2006

The following table presents information regarding option grants during the period from June 12, 2006, the date our initial public offering priced, through October 31, 2006, to each Named Executive Officer. Option grants to our Named Executive Officers during fiscal year 2006 were awarded pursuant to our existing equity compensation plans.

As permitted by SEC rules, we have elected to calculate the potential realizable value of the options at assumed stock appreciation of 5% and 10% each year for the option period. No valuation method, including the Black-Scholes model, can accurately predict future stock price or option values. The actual value of the options in this table will depend on the actual market value of our stock during the applicable term and on the date the options are exercised. The dollar amounts in the potential realizable value columns are not intended to forecast potential future appreciation, if any, of our shares.

	Individual Grants
	Number of Securities Underlying Options		Percent of Total Options Granted to Employees in Fiscal	Exercise Price per	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciations for Option Term
Name	Granted		Year 2006	Share	Date	5% ($)	10% ($)
Keith L. Barnes	750,000		21.38%	$15.00	6/12/2013	4,579,880	10,673,067
Gayn Erickson	31,250		1.87%	$15.00	6/12/2013	190,828	444,711
	2,924	(1)		$7.48	11/18/2012	44,121	65,582
	6,379	(1)		$15.77	1/25/2014	51,975	113,162
	5,316	(1)		$11.98	7/19/2014	66,474	122,797
	8,506	(1)		$10.28	9/9/2014	122,256	214,912
	11,164	(1)		$10.19	1/23/2015	166,532	278,837
Robert J. Nikl	115,255		3.29%	$14.75	6/20/2013	748,837	1,691,440
Pascal Rondé	62,500		1.78%	$15.00	6/12/2013	381,657	889,422
Kenneth M. Siegel	57,875		1.65%	$15.00	6/12/2013	353,414	823,605

(1)          Replacement option for canceled unvested Agilent stock option grants as of 10/31/06.

Options are nonqualified and generally have a maximum term of 7 years. Options are generally nontransferable except in the event of an optionee’s death. Outstanding options granted in replacement of unvested Agilent options maintain the vesting schedules and option terms attributable to the Agilent options they replaced. Options cease to vest upon termination of employment. A period of 12 months is added to the actual length of an employee’s service for the purpose of determining the vested portion of an employee’s option upon termination of employment due to death, disability, retirement due to age or upon a termination event as defined in the executives’ severance agreements, and the vested options may be exercised for up to 15 months. Upon a change of control, the options would become fully vested and exercisable.

The following table provides the grant dates and vesting schedule for the above option grants:

Name	Number of Securities Underlying Options Granted		Exercise Price Per Share ($)	Grant Date	Vesting Schedule
Keith L. Barnes	750,000		15.00	6/12/2006	Four equal installments on first four anniversaries of the grant date
Gayn Erickson	31,250		15.00	6/12/2006	Four equal installments on first four anniversaries of the grant date
	2,924	(1)	7.48	10/31/2006	100% on 11/19/2006
	6,379	(1)	15.77	10/31/2006	50% on 1/26/2007 and 50% on 1/26/2008
	5,316	(1)	11.98	10/31/2006	50% on 7/20/2007 and 50% on 7/20/2008
	8,506	(1)	10.28	10/31/2006	50% on 9/10/2007 and 50% on 9/10/2008
	11,164	(1)	10.19	10/31/2006	Three equal installments on 1/24/2007, 1/24/2008 and 1/24/2009
Robert J. Nikl	115,255		14.75	6/20/2006	Four equal installments on first four anniversaries of the grant date
Pascal Rondé	62,500		15.00	6/12/2006	100% on 6/12/2010
Kenneth M. Siegel	57,875		15.00	6/12/2006	Four equal installments on first four anniversaries of 1/8/2006

(1)          Replacement option for canceled unvested Agilent stock option grants as of 10/31/06.

Aggregated Option Exercises During Fiscal Year 2006
 and Option Values at October 31, 2006

The following table presents the options outstanding at October 31, 2006 by each Named Executive Officer.

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options at
	Options at October 31, 2006		October 31, 2006
Name	Vested	Unvested	Vested	Unvested
Keith L. Barnes	—	750,000	$—	$1,350,000
Gayn Erickson	—	65,539	—	244,948
Robert J. Nikl	—	115,255	—	236,273
Pascal Rondé	—	62,500	—	112,500
Kenneth M. Siegel	—	57,875	—	104,175

There were no option exercises during our fiscal year 2006, and there were no exercisable options as of October 31, 2006. The values of “in-the-money” options represent the positive spread between the respective exercise prices of outstanding options and $16.80 per share, which was the closing price per ordinary share as reported on The NASDAQ Global Select Market on October 31, 2006, the last day of trading for fiscal year 2006. These values have not been realized.

Pension Plan Table

The following table presents information regarding the defined benefit plan under which the benefit is determined primarily by final compensation for Pascal Rondé, the only Named Executive Officer with pension benefits. Mr. Rondé is employed by our subsidiary in France and, as such, the description below is that of the pension plan applicable in France.

PENSION BENEFIT TABLE
(LUMP SUM PAYABLE TO THE EXECUTIVE)

	Years of Services
Annual Remuneration	15	20	25	30	35
$125,000	20,833	31,250	31,250	41,667	41,667
150,000	25,000	37,500	37,500	50,000	50,000
175,000	29,167	43,750	43,750	58,333	58,333
200,000	33,333	50,000	50,000	66,667	66,667
225,000	37,500	56,250	56,250	75,000	75,000
250,000	41,667	62,500	62,500	83,333	83,333
300,000	50,000	75,000	75,000	100,000	100,000
400,000	66,667	100,000	100,000	133,333	133,333
500,000	83,333	125,000	125,000	166,667	166,667

As of September 30, 2006, Mr. Rondé was credited with 14.83 years of service, which includes service with our predecessor companies.

Description of the plan

The plan provides a lump sum payment on retirement based upon final salary at retirement and length of company service. No payments are made for termination, death or disability prior to retirement. The amount payable is defined in the Collective Bargaining Agreement of “Métallurgie (ingénieurs et cadres)” as follows:

Company Service	Indemnity Payable
Less than 2 years	0
2 – 5 years	1/2 month’s salary
5 – 10 years	1 month’s salary
10 – 20 years	2 months’ salary
20 – 30 years	3 months’ salary
30 – 40 years	4 months’ salary
More than 40 years	5 months’ salary

Final Salary Definition

Final salary is defined as one and one half of the total remuneration in the 12 months preceding retirement. This generally includes a 13th month bonus and variable and fixed bonuses, where applicable.

Social Charges

We have to pay a social charge equal to a percentage of the retirement indemnity to the government in addition to the retirement indemnity payable to the employee if the retirement is at the initiative of the employee. The normal retirement age is 65.

Change of Control and Severance Agreements with Executive Officers

On December 13, 2006, the Compensation Committee approved severance and change in control arrangements for our executive officers, including the Named Executive Officers. The key terms of the arrangements for the Named Executive Officers are as follows:

Name of Executive	Cash Severance Benefit absent change of control	Cash Severance Benefit with change of control	Equity Acceleration absent change of control	Equity Acceleration with change of control
Keith Barnes	1 times annual salary + pro rata bonus for year of termination + 1 times annual target bonus	2 times annual salary + pro rata bonus for year of termination + 2 times annual target bonus	Full Acceleration	Full Acceleration
Gayn Erickson, Robert Nikl and Kenneth Siegel	1 times annual salary + pro rata bonus for year of termination + 1 times annual target bonus	2 times annual salary + pro rata bonus for year of termination + 2 times annual target bonus	12 months’ Acceleration	Full Acceleration
Pascal Rondé	Per applicable law in France	Per applicable law in France	12 months’ Acceleration	Full Acceleration

Severance benefits apply where an executive’s employment is terminated without cause and where the executive terminates his or her employment for “good reason.”   Good reason includes: a material reduction in compensation or benefits; a significant diminution in the executive’s position with the company or a successor; a request to relocate place of employment beyond a radius of 25 miles from current place of employment. With respect to Messrs. Barnes, Nikl and Siegel, for purposes of determining whether the executive has an equivalent position with a successor company following a change of control, a position with the successor would only be considered equivalent if the executive holds a similar position with a company whose securities are publicly traded. Where the successor’s securities are not publicly traded, the severance agreement provides a 90 day period for the executive and the successor to negotiate alternative terms of employment prior to the executive exercising his or her right to terminate employment for good reason and receive the severance benefit.

Pursuant to the severance and change in control arrangements, in the event of termination of employment due to death, disability or termination without cause (as defined in the severance agreements, a “termination event”), except for Mr. Barnes, a period equal to 12 months shall be added to the executive’s actual length of service for the purpose of determining the vested portion of the executive’s stock options outstanding as of the termination event. In such cases, the vesting is prorated on the basis of the full months of service completed by the executive since the vesting commencement date of the stock options. For Mr. Barnes, all stock options outstanding as of the termination event shall immediately become vested and exercisable. For all executives, the stock options remain exercisable until the earlier of the fifteen month anniversary of the date of the termination event or the original expiration date of the option. Additionally, except for Mr. Barnes, a period equal to 12 months shall be added to the actual length of the executive’s service for the purpose of determining the vested portion of stock unit awards that are outstanding as of the termination event, and the vested units shall be immediately distributed. The vesting is prorated on the basis of the full months of service completed by the executive since the vesting commencement date of the stock units. For Mr. Barnes, all stock unit awards that are outstanding as the termination event shall become fully vested and immediately distributed.

In the event the executive officer’s employment is involuntarily terminated without cause either (i) at the time of or within 24 months following the occurrence of a change of control, (ii) within three months prior to a change of control, whether or not such termination is at the request of an acquirer, or (ii) at any time prior to a change of control if such termination is at the request of an acquirer (all as defined in the severance agreements, a “termination event”), then the executive’s stock options that are outstanding as of the date of the termination event shall become fully vested and exercisable. The stock options remain exercisable until the earlier of the second anniversary of the date of the termination event or the original expiration date of the option. Additionally, the executive’s stock units that are outstanding as of the date of the termination event become fully vested and immediately distributed.

Under our 2006 Equity Incentive Plan, in the event that a non-employee director option holder terminates service due to death, total and permanent disability or retirement at or after age 65, or we are subject to a change in control before the director’s service terminates, then all options held by the director become fully vested and exercisable, and restricted share units become vested and distributed. Options granted to non-employee directors terminate on the earlier of the expiration of the term of the option or the date 12 months after the termination of the director’s service for any reason.

Indemnification Agreements

Article 92 of our amended and restated Articles of Association provides that, subject to the Singapore Companies Act, every director or other officer of Verigy and its subsidiaries and affiliates shall be entitled to be indemnified out of our assets against any liability incurred by him or her in defending any proceedings, civil or criminal, in which judgment is given in his favor, in which he or she is acquitted, or in connection with any application under the Singapore Companies Act in which relief is granted to him or her by the court.

The Singapore Companies Act prohibits a company from indemnifying its directors or officers against any liability, which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to us. However, a company is not prohibited from (a) purchasing and maintaining for any such officer insurance against any such liability, or (b) indemnifying such officer against any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor or in which he or she is acquitted, or in connection with any application under certain provisions of the Singapore Companies Act in which relief is granted to him or her by the court.

We have entered into indemnification agreements with our officers and directors that provide our officers and directors with indemnification to the maximum extent permitted by the Singapore Companies Act. In addition, on December 20, 2006, our Board of Directors and the Board of Directors of our primary U.S. subsidiary approved a form of Indemnity Agreement to be entered into between our primary U.S. subsidiary and each of our executive officers and directors and each of our direct and indirect subsidiaries that is substantially similar to the indemnity agreements between us, as the parent company, and each of our officers and directors and our direct and indirect subsidiaries. The U.S. indemnity agreement is intended to supplement the existing indemnity agreements. The laws of the State of Delaware, where our primary U.S. subsidiary is incorporated, permit indemnification of directors and officers under a broader range of circumstances than is permitted under the laws of Singapore, where we are incorporated. As a result of these differences in law, our directors and officers and our subsidiaries may be entitled to indemnification under the U.S. Indemnity Agreements in circumstances where we would not be permitted to provide indemnification.

We have also obtained a policy of directors’ and officers’ liability insurance that is intended to insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances which are permitted under the Singapore Companies Act.

Offer Letter with Our Chief Executive Officer

In April 2006, Keith L. Barnes accepted an offer to become our President and Chief Executive Officer, effective May 1, 2006, upon the terms and conditions set forth in an offer letter from Agilent dated April 6, 2006. Pursuant to the terms of his offer letter, during fiscal year 2006, Mr. Barnes was paid an annual base salary of $500,000. His target variable compensation bonus opportunity was 100% of his base salary, broken out as follows: (1) 15% target bonus opportunity based upon Verigy’s long-term financial goals, and (2) 85% target bonus opportunity based upon other short-term financial and operational goals. For his first year of employment, Mr. Barnes was guaranteed a payout at 50% ($250,000) of his target annual bonus, contingent on his continued service. On November 10, 2006, our Compensation Committee determined the actual performance results for the performance measures under Verigy’s incentive compensation bonus program and approved a cash bonus equal to $457,500 for Mr. Barnes, for the six-month period ended October 31, 2006.

For a period of up to 3 years following the effective date of his employment, we will reimburse Mr. Barnes up to $6,500 per month for his actual and reasonable living expenses (including lodging, car rental, meals, and travel to and from Portland, Oregon for Mr. Barnes and, on occasion, for his family). In addition, during this period, we will gross-up Mr. Barnes’ compensation sufficient to cover taxes, if any, on reimbursed living expenses. After 3 years, Mr. Barnes must relocate to the Bay Area in California, at which time we will reimburse him or her for his or her reasonable moving expenses plus any taxes he incurs on our payment to him or her.

On June 12, 2006, pursuant to the terms of his offer letter, Mr. Barnes received (1) a grant of 53,334 restricted ordinary share units and (2) a non-qualified option to purchase 750,000 ordinary shares, with an exercise price of $15.00 per share, the price at which our ordinary shares were first offered to the public. Both awards vest 25% per year on an annual basis commencing on the first anniversary of the grant date.

Offer Letter with Our Chief Financial Officer

In May 2006, Robert J. Nikl accepted an offer to become our Chief Financial Officer, effective June 20, 2006, upon the terms and conditions set forth in an offer letter from Agilent dated May 26, 2006. Pursuant to the terms of his offer letter, during fiscal year 2006, Mr. Nikl was paid an annual base salary of $325,000. His annual target variable compensation bonus opportunity was 70%, paid semiannually and broken out as follows: (1) 15% target bonus opportunity based upon Verigy’s long-term financial goals, and (2) 55% target bonus opportunity based upon other short-term financials and operational goals to be determined. For his first year of employment, Mr. Nikl was guaranteed a payout of at least 50% ($113,750) of his target annual bonus, paid semiannually and contingent on his continued service. In connection with the determination of the actual performance results for the performance measures under Verigy’s incentive compensation bonus program, our Compensation Committee approved a cash bonus equal to $102,375 for Mr. Nikl, for the six-month period ended October 31, 2006. In connection with his commencement of employment with us, we also paid Mr. Nikl a one-time cash bonus equal to $50,000. We have also agreed to reimburse Mr. Nikl for reasonable relocation costs up to a maximum amount of $100,000.

On June 20, 2006, pursuant to the terms of his offer letter, Mr. Nikl received (1) an initial grant of 16,950 restricted ordinary share units and (2) a non-qualified option to purchase 115,255 ordinary shares, having an exercise price of $14.75 per share. This award vests 25% per year, on an annual basis, with the first 25% vesting on the first anniversary of the grant date. In addition, on June 20, 2006, Mr. Nikl received an additional grant of 13,560 restricted ordinary share units, having an approximate value of $200,000, which vests 100% on the first anniversary of the grant date.

Offer Letter with Our Vice President and General Counsel

In December 2005, Kenneth Siegel accepted an offer to become our Vice President and General Counsel upon the terms and conditions set forth in an offer letter from Agilent Technologies dated

December 8, 2005. Pursuant to the offer letter, during fiscal year 2006, Mr. Siegel was paid an annual base salary of $250,000. His target variable compensation bonus opportunity was 40% of his base salary, broken out as follows: (1) 15% target bonus opportunity based upon Verigy’s long-term financial goals; and (2) 25% target bonus opportunity based upon other short-term financial and operational goals. On November 10, 2006, our Compensation Committee determined the actual performance results for the performance measures under Verigy’s incentive compensation bonus program and approved a cash bonus equal to $86,253 for Mr. Siegel, for the six-month period ended October 31, 2006.

On June 12, 2006, Mr. Siegel received (1) a grant of 7,717 restricted ordinary share units and (2) a non-qualified option to purchase 57,875 ordinary shares, with an exercise price of $15.00 per share, the price at which our ordinary shares were first offered to the public. Both awards vest 25% per year on an annual basis commencing on the first anniversary of the date Mr. Siegel commenced employment with Agilent.

Retention Bonus Agreements with Executive Officers

On May 16, 2006, Agilent Technologies entered into a retention bonus agreement with Pascal Rondé, our Vice President, sales, service and support. Under this agreement, Mr. Rondé was paid a retention bonus equal to approximately $507,045, representing the sum of (1) 12 months of the executive’s annual base salary in effect on October 31, 2006, and (2) an amount equal to one year’s target bonus payable to the executive under Agilent’s applicable bonus plan in effect on the payment date. There are no further rights or obligations existing under this agreement.

Officer Loan Agreement

As part of an arrangement between Agilent Technologies and certain employees in France to help the employees exercise legacy Hewlett-Packard stock options, Agilent Technologies made loans of € 72,000 in December 2002 and of € 59,500 in March 2004 to Pascal Rondé. In connection with our separation from Agilent, Agilent’s rights to repayment from Mr. Rondé were assigned to Verigy. At the time of our separation from Agilent in June 2006, the unpaid balance of the loan was € 54,500. As of January 15, 2007, the unpaid balance was € 44,000. Mr. Rondé repays the loan at the rate of € 1,500 per month. Consistent with applicable law and regulations, we do not extend loans to executive officers.

OTHER EQUITY COMPENSATION PLANS

The following table provides information about equity-based awards under our equity compensation plans as of October 31, 2006.

	(A)	(B)	(C)
	Number of Ordinary		Number of Ordinary Shares
	Shares to be Issued	Weighted average	Remaining Available for
	Upon Exercise of	Exercise price of	Future Issuance Under
	Outstanding Options,	outstanding	Equity Compensation Plans
	Warrants and rights	Options, warrants	(Excluding Ordinary Shares
Plan Category	Rights	And rights(1)	Reflected in Column(A))
Equity compensation plans approved by shareholders	3,700,601 (2)	$14.06	6,599,399 (3)
Equity compensation plans not approved by shareholders	—	—	—
Total	3,700,601	$14.06	6,599,399

(1)          The weighted average price excludes stock units.

(2)          Includes awards of stock units covering 196,750 ordinary shares.

(3)          Ordinary shares available for grant under the 2006 Equity Incentive Plan.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Our executive compensation program is administered by our Compensation Committee. The Compensation Committee, which is composed entirely of independent, non-employee directors, is responsible for approving and reporting to the Board of Directors on all elements of compensation for the executive officers. The Compensation Committee has furnished the following report on executive compensation for fiscal year 2006. The Compensation Committee convened four times from June 1, 2006, the date we separated from Agilent and became an independent company, through our fiscal year end. Management was present at all meetings, with the exception of executive sessions, which were held at three of the four meetings.

During fiscal year 2006, prior to June 1, 2006, executive officer compensation was determined by the Compensation Committee of the Board of Directors of directors of Agilent Technologies, Inc. Accordingly, the compensation levels and resulting actual compensation for our executive officers reported in this proxy statement were based upon decisions made and agreements approved by the Agilent Compensation Committee. Our Compensation Committee began meeting in June 2006 and is responsible for executive compensation decisions subsequent to that time, the majority of which didn’t become effective until fiscal 2007. The compensation philosophy and practices describe below are those of our Compensation Committee and, while similar in many respects to the philosophy and practices followed by Agilent, should be viewed as forward looking views of Verigy rather than as the philosophy and practices followed by Agilent in establishing executive compensation for fiscal 2006.

Compensation Philosophy

The goal of the executive compensation program is to provide a total compensation package composed of cash, equity and benefits which will attract, motivate and retain talented executives responsible for our success. The total package reflects our pay-for-performance philosophy and is designed to inspire and reward according to both company and individual performance.

Executive Compensation Practices

Prior to our separation from Agilent, we followed the compensation practices established by Agilent for all Agilent employees. We intend to annually review our compensation practices by comparing them to surveys of relevant competitors and set compensation parameters based on this review. Compensation policies also reflect the competition for executive talent and the unique challenges and opportunities facing us in the semiconductor test solutions markets.

In determining fiscal year 2007 executive compensation, the Compensation Committee reviewed and selected a group of semiconductor and semiconductor equipment public companies with comparable revenue size as ours to use for benchmarking our executive compensation. The Compensation Committee used an independent compensation consultant to develop the information and recommend the appropriate ranges for each component of compensation, so the overall compensation levels are aligned with our compensation philosophy. The Compensation Committee’s practice is to target direct compensation levels for our executives at the 50th percentile of surveyed companies and to provide long-term incentives in the form of equity (option and restricted stock units) awards at levels slightly higher than the 50th percentile. Total direct compensation includes base pay, short-term bonus and long-term incentive grant value. Performance is measured against short-term and mid-business cycle operating profit margin goals.

Components of Executive Compensation

The compensation program for executive officers consists of the following four components:

•       base pay;

•       short-term incentives;

•       long-term incentives; and

•       benefits.

Base Pay

The salary for each executive officer is established each year based on a salary range that corresponds to the competitive market, job responsibilities and overall individual job performance. During fiscal year 2006, salaries for the named executives were determined by Agilent’s Compensation Committee. For fiscal year 2007, the Compensation Committee determined appropriate salary levels for each Named Executive Officer. The Compensation Committee believes that fiscal year 2007 salaries for these positions generally approximate competitive levels and are commensurate with the overall contributions and value provided by each executive.

Short-Term Incentives

Our pay-for-performance philosophy is designed to link the cash compensation for designated executives and other key contributors directly to business performance. The program provides for the payment of cash bonuses above base pay if pre-determined business performance measures are met and/or exceeded. Beginning with our separation from Agilent, the Compensation Committee of the Board of Directors has administered the program as it related to executives, and approved attainment levels for all participants. All executives and certain other key contributors participated in the program during fiscal year 2006. The program was administered in six-month performance periods that coincided with each half of our fiscal year. Each participant’s target bonus was an amount equal to a fixed percentage of the participant’s base salary. The stated percentage included, in each case, a target of 15% of the participant’s base salary that is tied to the same financial objective as applied to all employees under our company-wide bonus program. In addition, executives received a bonus equal to a set percentage of their base salary for achievement of our short-term financial objectives. Bonuses were paid based on a scale of achievement relative to the performance goals for the performance period.

Performance measures for both periods in fiscal year 2006 were achievement of target pro forma operating profit. Pro forma operating margin is calculated for purposes of the program by excluding from GAAP results (i) FAS 123R compensation expenses recorded with respect to equity-based compensation; and (ii) restructuring and separation expenses incurred in connection with our separation from Agilent. For certain individuals, the program provided weighting for the financial results associated with the product family with which they are primarily associated while other participants’ targets were based entirely on overall company-wide results.

For each 6-month performance period, a plan participant was eligible to earn a bonus of up to 2 times his or her target bonus.

As Verigy had not yet separated from Agilent until part way into the second half of fiscal year 2006, achievement of performance measures for the first half of fiscal year 2006 was determined by Agilent management. Achievement of performance measures, and the specific compensation amounts payable to executives, for the second half of fiscal year 2006 were determined by our Compensation Committee.

Long-Term Incentives

The long-term incentive program is designed to encourage creation of long-term value for our shareholders, retain qualified key employees, and build equity ownership among executives. Our long-term incentive program utilizes a combination of stock options and restricted share units, both of which are a critical component of our efforts to attract and retain executive officers whose contributions are necessary for our future success.

Generally, executive officers receive a portion of the annualized target equity grant value in the form of a non-qualified stock option and another portion in restricted share units. Both the 2006 stock option grants and restricted share unit grants were made under the shareholder-approved 2006 Equity Incentive Plan. In all cases, annualized long-term grant values were recommended by position, based on ranges set to approximate the grant values awarded by our peer companies.

We use stock options as one of our long-term incentive vehicles that provide value only if our stock price increases (which benefits all shareholders), and only if the employee remains with Verigy until his or her options vest. Each stock option grant allows the recipient to acquire shares of our ordinary shares, subject to the completion of a four-year installment vesting period. These options may be exercised at a fixed price per share (the market price on the grant date) over a seven-year period.

On December 13, 2006, our Compensation Committee adopted a form of four-tranche option award agreement for use with respect to annual option awards granted to our executive officers. The committee adopted the four-tranche option approach in recognition of the volatility of the industry in which we compete. The purpose of the four-tranche option approach is to provide cost-averaging of the exercise prices of an award over a period of several future quarters rather than establish a single exercise price applicable to the entire award. By linking the automatic pricing mechanism to future announcements of financial results, the exercise prices of the second, third and fourth tranches are established at times when our insider trading window would generally be open and when the market has current information about our recent financial results and outlook. This mechanism, in effect, automates a quarterly grant approach by allowing a single award to be priced as if it had been awarded in four separate actions. The award agreement provides for accelerated pricing (but not accelerated vesting) in the event of a change of control or termination of employment. In the event that a change of control is announced, the price of any previously un-priced tranche is fixed as of the last trading day preceding the day of announcement of the change of control transaction. In the event of a termination of employment for any reason, the price of any previously un-priced tranche is fixed as of the last trading day preceding date of termination.

Vesting of the overall award is quarterly over a period of approximately four years from the date of award. The first tranche vests over a period of 16 quarters from the date of the award; the second tranche vests over a period of 15 quarters from the time the second tranche is priced; the third tranche vests over a period of 14 quarters from the time the third tranche is priced; and the fourth tranche vests over a period of 13 quarters from the time the fourth tranche is priced. The four tranche option agreement otherwise is generally consistent with the terms of our standard form of option agreement.

Benefits

The global benefits philosophy provides employees protection from catastrophic events and offers health and welfare benefits in the given country in which Verigy operates. Where applicable, employees are responsible for managing benefit choices and balancing their own level of risk and return. We offer medical and other benefits to our executives that are generally available to other Verigy employees.

Policy Regarding Compensation in Excess of $1 Million a Year

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid to our Named Executive Officers. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based” as defined in Section 162(m) of the Code. The Compensation Committee considers the net cost to Verigy, and its ability to effectively administer executive compensation in the long-term interests of shareholders. The Compensation Committee expects all compensation for the fiscal year 2006 to be fully deductible under Section 162(m) of the Code. Future compensation for outstanding stock options is intended to be fully deductible, while future compensation for short-term incentives and outstanding restricted stock units is expected to be non-deductible to the extent that an individual’s compensation exceeds $1 million in the fiscal year that the compensation is realized.

Compensation for the Chief Executive Officer

Keith L. Barnes has served as President and Chief Executive Officer since May 1, 2006. For fiscal year 2006, Mr. Barnes’ compensation was determined by Agilent’s Compensation Committee. For purposes of determining Mr. Barnes’ 2007 compensation, our Compensation Committee used the executive compensation practices described previously. In setting both the cash and equity elements of Mr. Barnes’ compensation, the Compensation Committee made an overall assessment of Mr. Barnes’ leadership in establishing our strategy and direction, building organizational capabilities and delivering results.

For fiscal year 2006, Mr. Barnes’ annualized target total cash compensation was set at $1,000,000. His annualized salary was $500,000, and was coupled with an annualized $500,000 target bonus opportunity under our performance-based compensation plan. 15% of Mr. Barnes’ target bonus opportunity was based upon our long-term financial goals and 85% of his target bonus opportunity was based upon other short-term financial and operational goals. For his first year of employment, Mr. Barnes was guaranteed a payout at 50% ($250,000) of his target annual bonus, contingent on his continued service. Mr. Barnes’ actual salary for the period between June 13, 2006, the date of our initial public offering, and October 31, 2006, was $193,181 and his actual bonus amount was $457,500.

Mr. Barnes’ 2006 long-term incentive grant consisted of a non-qualified stock option to purchase 750,000 shares of Verigy ordinary shares. He was also granted 53,334 restricted share units. The equity awards were approved by the Agilent Compensation Committee and took into consideration competitive market values for new hire chief executive officers. Both components of the 2006 award were effective as of June 13, 2006, and vest 25% per year on an annual basis commencing on the first anniversary of the grant date.

Submitted by the Compensation Committee of the Board of Directors:

C. Scott Gibson
Paul Chan Kwai Wah
Claudine Simson

AUDIT COMMITTEE REPORT

The Audit Committee assists our Board of Directors in overseeing our financial accounting and reporting processes and systems of internal controls. The Audit Committee also evaluates the performance and independence of our independent registered public accounting firm. The Audit Committee operates under a written charter, a copy of which is available on our website at: http:/www.investor.verigy.com/documents.cfm. Under the written charter, the Audit Committee must consist of at least three directors, all of whom must be “independent” as defined by the Exchange Act and the rules of the SEC and NASDAQ. The current members of the committee are chairperson Ernest L. Godshalk, C. Scott Gibson and Claudine Simson. Each is an independent director as defined by the applicable rules of the SEC and NASDAQ.

Our financial and senior management supervise our systems of internal controls and the financial reporting process. Our independent registered public accounting firm performs an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards in the United States and issues a report on these consolidated financial statements.

The Audit Committee has reviewed and discussed with both our management and our independent registered public accounting firm our audited consolidated financial statements for the fiscal year ended October 31, 2006, and the independent registered public accounting firm’s report thereon. Our management represented to the Audit Committee that our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee also discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has also received from our independent registered public accounting firm the written disclosures and letter required by Independence Standards Board of Directors Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with our independent registered public accounting firm the independence of that firm. The Audit Committee has also considered whether the provision of non-audit services by our independent registered public accounting firm is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. The independent registered public accounting firm did not perform any non-audit services for us during fiscal year 2006. All audit services performed by the independent registered public accounting firm during fiscal year 2006 were pre-approved by the Agilent Technologies’ Audit Committee prior to our separation, or by our Audit Committee subsequent to our separation from Agilent, in accordance with established procedures.

Based on the Audit Committee’s discussions with our management and our independent registered public accounting firm and based on the Audit Committee’s review of our audited consolidated financial statements together with the reports of our independent registered public accounting firm on the consolidated financial statements and the representations of our management with regard to these consolidated financial statements, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2006, which was filed with the SEC on December 22, 2006.

Submitted by the Audit Committee of the Board of Directors:

Ernest L. Godshalk
C. Scott Gibson
Claudine Simson

STOCK PRICE PERFORMANCE GRAPH

The graph below compares the cumulative total shareholder return on our ordinary shares, the S&P 600 and a peer group of companies with the standard industrial code 3825—Instruments for Measurement & Testing of Electricity & Electrical Signals.

The graph below assumes that $100 was invested in our ordinary shares, in the S&P 600 and a peer group comprised of companies with the standard industrial code 3825—Instruments For Measurement & Testing of Electricity & Electrical Signals on June 13, 2006, which was the day public trading of our stock commenced, and reflects the annual return through October 31, 2006, assuming dividend reinvestment.

The comparisons in the graph below are for the period beginning on June 13, 2006, which was the day public trading of our stock commenced, and October 31, 2006, our fiscal year 2006. The comparisons are based on historical data and are not indicative of, or intended to forecast, the possible future performances of our ordinary shares.

COMPARISON OF 4 MONTH CUMULATIVE TOTAL RETURN*
Among Verigy Ltd., The S & P Smallcap 600 Index
And A Peer Group

*       $100 invested on 6/13/06 in stock or on 5/31/06 in index-including reinvestment of dividends. Fiscal year ending October 31.

Copyright @ 2007, Standard & Poor’s a divsion of The Mc Graw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

	6/13/06	6/30/06	7/31/06	8/31/06	9/30/06	10/31/06
Verigy Ltd.	100.00	105.53	99.67	115.33	108.40	106.80
S & P Smallcap 600	100.00	100.02	96.58	98.25	99.14	104.05
Peer Group	100.00	102.36	97.49	103.49	105.70	111.69

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of January 15, 2007, except as otherwise indicated, regarding the beneficial ownership of our ordinary shares by:

•       Fidelity Management & Research Company, the only beneficial owner known to us to hold more than 5% of our ordinary shares;

•       each director and each of the executive officers named in the Summary Compensation Table herein; and

•       all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares. Ordinary shares subject to options that are exercisable within 60 days of January 15, 2007, are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all the shares beneficially owned, subject to community property laws where applicable.

In the table below, percentage ownership is based on 58,823,747 ordinary shares outstanding as of January 15, 2007.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares		Percent
5% Shareholders
Fidelity Management & Research Company 82 Devonshire Street, Boston, Massachusetts 02109	6,267,681	(1)	10.7%
Named Executive Officers and Directors:
Keith L. Barnes	1,951	(2)	*
Robert J. Nikl	None
Gayn Erickson	11,899	(3)	*
Pascal Rondé	972		*
Kenneth M. Siegel	16,722	(4)	*
Paul Chan Kwai Wah	None
Adrian T. Dillon	4,696		*
C. Scott Gibson	None
Ernest L. Godshalk	None
Eric Meurice	None
Claudine Simson	None
All executive officers and directors as a group (15 persons)(4)	97,572	(5)	*

*                    Less than 1%.

(1)          According to Schedule 13(G) dated December 11, 2006, Fidelity Management & Research Company is the beneficial owner of 6,228,963 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FRM Corp, through its control of Fidelity, and the funds each has sole power to dispose of the 6,228,963 shares owned by the funds. Neither FMP Corp. nor Edward C. Johnson 3d,

Chairperson of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees.

(2)          Includes 1,287 shares subject to options exercisable, and 664 shares subject to restricted share units that vest, within 60 days of January 15, 2007.

(3)          Includes 11,196 shares subject to options exercisable, and 703 shares subject to restricted share units that vest, within 60 days of January 15, 2007.

(4)          Includes 15,224 shares subject to options exercisable, and 390 shares subject to restricted share units that vest, within 60 days of January 15, 2007.

(5)          Includes 86,567 shares subject to options exercisable, and 3,864 shares subject to restricted share units that vest, within 60 days of January 15, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Policies.   It is our policy that all employees must avoid any activity that is or has the appearance of being hostile, adverse or competitive with us, or that interferes with the proper performance of their duties, responsibilities or loyalty to us. These policies are included in our Standards of Business Conduct, which cover our directors, executive officers and other employees. Each director and executive officer is instructed to inform our Board of Directors when confronted with any situation that may be perceived as a conflict of interest, even if the person does not believe that the situation would violate our Standards of Business Conduct. If in a particular circumstance the Board of Directors concludes that there is or may be a perceived conflict of interest, the Board of Directors will instruct our legal department to work with our relevant business units to determine if there is a conflict of interest. Any waivers to these conflict rules with regard to a director or executive officer require the prior approval of the Board of Directors or the Audit Committee.

NASDAQ Rules.   NASDAQ rules defining “independent” director status also govern conflict of interest situations. As discussed above, each of our directors, other than Messrs. Barnes and Dillon, qualifies as “independent” in accordance with the NASDAQ rules. The NASDAQ rules include a series of objective tests that would not allow a director to be considered independent if the director has or has had certain employment, business or family relationships with us. The NASDAQ independence definition also includes a requirement that the Board of Directors review the relations between each independent director and us on a subjective basis. In accordance with that review, the Board of Directors has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

SEC Rules.   In addition to our and NASDAQ’s policies and rules described above, the SEC has specific disclosure requirements covering certain types of transactions involving Verigy and a director or executive officer or persons and entities affiliated with them. Other than compensation and other arrangements described above under “Director Compensation” and “Executive Compensation,” and the transactions described below, during fiscal year 2006, there was not, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•       in which the amount involved exceeded or will exceed $60,000; and

•       in which any director, nominee, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

Transactions with Agilent

Prior to our separation from Agilent on June 1, 2006, we were a wholly owned subsidiary of Agilent, and, thus, our transactions with Agilent were considered intercompany. After our separation date, our transactions with Agilent are considered related party transactions since Agilent still owned approximately 85% of our outstanding ordinary shares until October 31, 2006.

We and Agilent, and, in some cases, our or their respective subsidiaries, entered into agreements in connection with the June 1, 2006 separation of our business from Agilent, including a master separation and distribution agreement. These agreements cover a variety of matters, including the transfer, ownership and licensing of intellectual property and other assets and liabilities relating to our business, the use of shared facilities, employee and tax-related matters and the transitional services. In addition, a loan agreement between Agilent and Verigy provided for a $25 million revolving credit facility from Agilent to us on the separation date with interest at one-month LIBOR plus 50 basis points. As of October 31, 2006, all amounts were paid back and the agreement was terminated. The agreements relating to the separation from Agilent were negotiated and entered into in the context of a parent-subsidiary relationship.

Prior to October 31, 2006, Agilent provided certain cash deposits and guarantees and security obligations on our behalf. These guarantees and security arrangements related to real property lease deposits and guarantees, security for company credit card programs and other credit arrangements and required deposits with governmental trade and tax agencies. As of October 31, 2006, we have replaced all the cash deposits that Agilent had made for us on our behalf and also released Agilent from all guarantees and security obligations that they had made for us on our behalf.

For up to two years following our separation from Agilent, Agilent will continue to provide services and access to resources necessary for us under the transition services agreement. In general, these services and resources include facilities management, site information technology infrastructure, use of various applications and support systems, as well as employee related services for transitional employees remaining with Agilent. Under the transition services agreement, we have the ability to negotiate with Agilent for the provision of additional transition services not set forth in the agreement, which additional services will generally be subject to the provisions of the agreement. The agreement will terminate, and Agilent will have no obligation to provide any further transition services to us, two years after the separation date. Since our separation, our total transition services costs from Agilent were approximately $38 million, of which approximately $8 million was capitalized and related primarily to new site set up costs.

We share and operate under numerous agreements executed by Agilent with third parties, including but not limited to purchasing, manufacturing, supply, and distribution agreements; use of facilities owned, leased, and managed by Agilent; and software, technology and other intellectual property agreements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our ordinary shares to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements for the year ended October 31, 2006 were met.

SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL GENERAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in our 2008 proxy statement. Any such shareholder proposals must be submitted, along with proof of ownership of our ordinary shares in accordance with Rule 14a-8(b)(2), to our principal U.S. office located at 10100 North Tantau Avenue, Cupertino, California, 95014-2540, U.S. Attention: General Counsel. Failure to deliver a proposal by one of these means may result in it not being deemed timely received. We must receive all submissions no later than October 30, 2007. We strongly encourage any shareholder interested in submitting a proposal to contact our General Counsel in advance of this deadline to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement. The Nominating and Governance Committee will review any shareholder proposals and will make recommendations to the Board of Directors for action on such proposals. These shareholder proposals may be included in our proxy statement for the 2008 Annual General Meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable rules and regulations promulgated by the SEC.

In addition, under Section 183 of the Singapore Companies Act, registered shareholders representing at least 5% of the total voting rights or registered shareholders representing not fewer than 100 registered shareholders having an average paid up sum of at least S$500 each may, at their expense, requisition that we include and give notice of their proposal for the 2008 Annual General Meeting of Shareholders. Subject to satisfaction of the requirements of Section 183 of the Singapore Companies Act, any such requisition must be signed by all the requisitionists and be deposited at our registered office in Singapore, One Marina Boulevard, #28-00, Singapore 018989, at least six weeks prior to the date of the 2008 Annual General Meeting of Shareholders in the case of a requisition requiring notice of a resolution, or at least one week prior to the date of the 2008 Annual General Meeting of Shareholders in the case of any other requisition.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference the following sections of our Annual Report on Form 10-K for the fiscal year ended October 31, 2006:

•       Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•       Item 7A, “Quantitative and Qualitative Disclosures About Market Risk”; and

•       Item 8, “Financial Statements and Supplementary Data.”

VERIGY LTD.
DIRECTORS’ REPORT

The directors present their report together with the audited financial statements of Verigy Ltd. (the “Company”) and the consolidated financial statements of Verigy Ltd. and subsidiaries (the “Group”) for the financial period from 23 January 2006 to 31 October 2006.

DIRECTORS

The directors of Verigy Ltd. in office at the date of this report are:

Adrian Dillon
Keith L. Barnes
C. Scott Gibson
Ernest L. Godshalk
Paul Chan Kwai Wah
Eric Meurice
Claudine Simson

ARRANGEMENTS TO ENABLE DIRECTORS TO ACQUIRE SHARES AND DEBENTURES

Neither at the end of nor at any time during the financial period was the Company a party to any arrangement whose object is to enable the directors of the Company to acquire benefits by means of the acquisition of shares in or debentures of the Company, other than as disclosed under “Options to acquire ordinary shares.”

DIRECTORS’ INTERESTS IN SHARES AND DEBENTURES

According to the register of directors’ shareholdings, the interest of the directors who held office at the end of the current financial period (including those held by their spouses and infant children) in the shares or debentures of the Company and related corporations were as follows:

Ordinary Shares Interest Held
As of January 23, 2006
	or Date of Appointment as	As of
	Director During the Year	October 31, 2006
Keith L. Barnes	—	—
Paul Chan Kwai Wah	—	—
Adrian Dillon	—	4,696
C. Scott Gibson	—	—
Ernest L. Godshalk	—	—
Eric Meurice(1)	—	—
Claudine Simson(1)	—	—

(1)          Mr. Meurice and Dr. Simson joined the Board of Directors on November 1, 2006.

VERIGY LTD.
DIRECTORS’ REPORT (Continued)

DIRECTORS’ INTERESTS IN SHARES AND DEBENTURES (Continued)

Options to acquire ordinary shares

	Options Held as of January 23, 2006 or Date of Appointment as Director During the Year	Options Held as of October 31, 2006	Exercise Price	Grant Date	Vesting Schedule	Expiration Date
Keith L. Barnes	750,000	750,000	$15.00	6/12/2006	Four equal installments on first four anniversaries of the grant date	6/12/2013
Paul Chan Kwai Wah	18,334	18,334	$15.00	6/12/2006	Option Vests 100% 12 months from Date of grant	6/12/2013
Adrian Dillon	—	—	—	—	—	—
C. Scot Gibson	18,334	18,334	$15.00	6/12/2006	Option Vests 100% 12 months from Date of grant	6/12/2013
Ernest Godshalk	18,334	18,334	$15.00	6/12/2006	Option Vests 100% 12 months from Date of grant	6/12/2013
Eric Meurice(1)	—	—	—	—	—	—
Claudine Simson(1)	—	—	—	—	—	—

(1)           Mr. Meurice and Dr. Simson joined the Board of Directors on November 1, 2006.

Restricted share units to acquire ordinary shares

	Restricted Share Units Held as of January 23, 2006 or Date of Appointment as Director During the Year	Restricted Share Units Held as of October 31, 2006	Vesting Schedule	Grant Date
Keith Barnes	53,334	53,334	Vests 25% on the each of the first four anniversaries of the grant date	6/12/2006
Paul Chan Kwai Wah	7,334	7,334	100% Vested on the first anniversary of the grant date	6/12/2006
Adrian Dillon	—	—	—	—
C. Scot Gibson	7,334	7,334	100% Vested on the first anniversary of the grant date	6/12/2006
Ernest L. Godshalk	7,334	7,334	100% Vested on the first anniversary of the grant date	6/12/2006
Eric Meurice(1)	—	—	—	—
Claudine Simson(1)	—	—	—	—

(1)           Mr. Meurice and Dr. Simson joined the Board of Directors on November 1, 2006

VERIGY LTD.
DIRECTORS’ REPORT (Continued)

DIRECTORS’ INTERESTS IN SHARES AND DEBENTURES (Continued)

Other than as disclosed above, no other directors of the Company had an interest in any shares, debentures or Options of the Company or related corporations either at the beginning or the end of the financial period as recorded in the register of directors’ shareholdings kept by the Company.

DIRECTORS’ CONTRACTUAL BENEFITS

For the period from incorporation through October 31, 2006, no director has received or become entitled to receive a benefit by reason of a contract made by the Company or a related corporation with the director or with a firm of which he is a member or with a company in which he has a substantial financial interest, except as disclosed in this report and the financial statements. The total directors’ fees and emoluments paid to directors for the fiscal year ended October 31, 2006 was US$62,750.

EMPLOYEE STOK OPTION PLANS AND EMPLOYEE SHARE PURCHASE PLAN (SCHEMES)

2006 Equity Incentive Plan (the “2006 Plan”)

The 2006 Plan was approved by the shareholders in June 2006. During the fiscal year ended October 31, 2006, options for a total of 3,507,391 ordinary shares were granted under the 2006 Plan with exercise prices ranging from $7.48 to $17.53, and a weighted-average exercise price of $14.06. Additionally, restricted share units for a total of 196,750 ordinary shares were granted under the 2006 Plan.

During the fiscal year ended October 31, 2006, no ordinary shares were issued by virtue of the exercise of options granted under the 2006 Plan. At October 31, 2006, there were outstanding options granted under the 2006 Plan to purchase 3,503,851 ordinary shares. The expiration dates range from November 2012 to November 2016. At October 341, 2006, there were 196,750 restricted share units outstanding with vesting dates ranging from January 2007 through August 2010.

Employee Share Purchase Plan (the “Purchase Plan”)

The Purchase Plan was approved by the shareholders in June 2006.  The Purchase Plan is intended to qualify for favorable tax treatment under section 423 of the U.S. Internal Revenue Code. As of October 31, 2006, the number of ordinary shares available for purchase under the plan was 1,700,000.

Under the Purchase Plan, eligible employees may elect to purchase shares through payroll deductions up to 10% of eligible compensation during 6-month offering periods.  The purchase price is (i) 85% of the fair market value per ordinary share on the trading day before the beginning of an offering period or, in the case of the first offering period under the Purchase Plan, 85% of the IPO price; or (ii) 85% of the fair market value per ordinary share on the last trading day of an offering period, whichever is lower. The Purchase Plan restricts the maximum number of shares that an employee can purchase to 2,500 shares each offering period and to $25,000 worth of ordinary shares each calendar year.

VERIGY LTD.
DIRECTORS’ REPORT (Continued)

EMPLOYEE STOK OPTION PLANS AND EMPLOYEE SHARE PURCHASE PLAN (SCHEMES) (Continued)

Share-Based Payment Award Activity Related to Verigy Options

The following table summarizes stock option and restricted share unit activity during the year ended October 31, 2006:

	Options		Restricted Share Units (RSU)
	Number	Weighted Average Exercise Price	Number	Weighted Average Grant Date Share Price
	(in thousands)		(in thousands)
Outstanding as of October 31, 2005	—	$—	—	$—
Granted—routine awards	1,240	$15	143	$15
Granted—replacement awards(1)	2,267	$14	54	$17
Exercised	—	$—	—	$—
Cancellations	(3)	$15	—	$—
Outstanding as of October 31, 2006	3,504	$14	197	$15

(1)          In connection with the final distribution of Verigy shares by Agilent Technologies, Inc. on October 31, 2006, the board of directors of Verigy approved and issued approximately 2.2 million and 0.05 million of options and restricted share units, respectively, to replace the unvested Agilent Technologies, Inc. equity incentives held by Verigy employees.

The following table summarizes information about the outstanding options to purchase shares of Verigy ordinary shares at October 31, 2006:

	Options Outstanding
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value
	(in thousands)			(in thousands)
$7.48 – 15.00	2,081	7.1 years	$13	$8,259
$15.01 – 20.00	1,423	9.4 years	$16	1,349
	3,504	8.0 years	$14	$9,608

The aggregate intrinsic value in the table above represents the total pretax intrinsic value, based on Verigy’s closing stock price of $16.80 at October 31, 2006, which would have been received by award holders had all award holders exercised in-the-money awards held as of that date. As of October 31, 2006, none of the Verigy options were vested or exercisable. Pursuant to the vesting schedule for the director and employee options granted by Verigy as of October 31, 2006, the first vesting date for any grant is November 15, 2006.

VERIGY LTD.
DIRECTORS’ REPORT (Continued)

EMPLOYEE STOK OPTION PLANS AND EMPLOYEE SHARE PURCHASE PLAN (SCHEMES) (Continued)

The following table summarizes information about the outstanding restricted share unit awards of Verigy ordinary shares at October 31, 2006:

	Restricted Share Units Outstanding
Range of Grant Date Share Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Grant Date Share Price	Aggregate Intrinsic Value
	(in thousands)			(in thousands)
$14.75 – 15.00	141	2.9 years	$15	$261
$15.01 – 20.00	56	2.1 years	$17	1
	197	2.6 years	$15	$262

AUDITORS

The auditors, PricewaterhouseCoopers, have expressed their willingness to accept re-appointment.

On Behalf of the Board of Directors

Director	Director
Cupertino, California	Santa Clara, California
February [ ], 2007	February [ ], 2007

VERIGY LTD.

Statement by Directors

In the opinion of the directors,

(a)           the accompanying unconsolidated balance sheet of Verigy Ltd. (the “Company”) as set out on pages F-8 through F-12 and the combined and consolidated financial statements of Verigy Ltd. and subsidiaries (the “Group”) as set forth on pages 64 through 104 of our Annual Report on Form 10-K for the fiscal year ended October 31, 2006, are drawn up so as to give a true and fair view of the state of affairs of the Company and the Group as at 31 October 2006, and of the results of the business, changes in equity and cash flows of the Group for the financial period then ended; and

(b)          at the date of this statement, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they fall due.

On Behalf of the Board of Directors

Director	Director
Cupertino, California	Santa Clara, California
February [ ], 2007	February [ ], 2007

VERIGY LTD.

AUDITOR’S REPORT TO THE MEMBERS OF VERIGY LTD.

(In compliance with the requirements of the Singapore Companies Act)

In our opinion,

(a)    the unconsolidated Company balance sheet at October 31, 2006 set out on pages F-8 through F-12 and the  combined and consolidated balance sheet at October 31, 2006 and the related combined and consolidated statements of operations, of shareholders' equity, and of cash flows, set forth on pages 64 through 104 of Verigy Ltd.’s Form 10-K for the fiscal year ended October 31, 2006,  present fairly, in all material respects, the financial position of Verigy Ltd. (the "Company") and its subsidiaries (the “Group”) at October 31, 2006, and the results of the Group’s operations and cash flows for the year ended October 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

(b)   the accounting and other records required by the Singapore Companies Act, Cap. 50 (the “Act”) to be kept by the Company and by those subsidiaries incorporated in Singapore of which we are the auditors have been properly kept in accordance with the provisions of the Act.

These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit of these statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

The unconsolidated balance sheet of the Company has been audited as part of the audit of the combined and consolidated financial statements, and should be read in conjunction with the combined and consolidated financial statements.  The unconsolidated balance sheet of the Company as at 31 October 2006 and notes therein are presented as required by the Act.

As disclosed in Note 5 to the combined and consolidated financial statements, the Company and its parent prior to distribution, Agilent Technologies, Inc., engaged in extensive intercompany transactions, and the combined and consolidated statements of operations include allocated costs on a basis that the management believes is appropriate in the circumstances.  The amounts recorded for these transactions and allocations are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company been an entity operated independently of the parent.

As disclosed in Note 2 to the combined and consolidated financial statements, the Company changed the manner in which it accounts for share-based compensation in fiscal 2006.

PricewaterhouseCoopers
Certified Public Accountants
Singapore

VERIGY LTD.
UNCONSOLIDATED BALANCE SHEET
(in US $ millions except share amounts)

As of October 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$258
Trade account receivables, net	31
Receivables from subsidiaries	160
Inventory	75
Other current assets	25
Total current assets	549
Investments in subsidiaries	104
Property, plant and equipment, net	21
Goodwill	18
Other long term assets	7
Total assets	$699
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$29
Payables to subsidiaries	216
Employee compensation and benefits	3
Deferred revenue, current	28
Other accrued liabilities	22
Income taxes and other taxes payable (Note 9)	4
Total current liabilities	302
Long-term liabilities	8
Total liabilities	310
Commitment and contingencies (Note 11)
Shareholders’ equity:
Ordinary shares, no par value; 58,651,559 issued and outstanding at October 31, 2006
Additional paid in capital	358
Retained earnings	34
Accumulated other comprehensive income (loss)	(3)
Total shareholders’ equity	389
Total liabilities and shareholders’ equity	$699

The accompany notes are an integral part of this unconsolidated balance sheet.

VERIGY LTD.
NOTES TO THE UNCONSOLIDATED BALANCE SHEET

For the financial period from 23 January 2006 (date of incorporation) to 31 October 2006

These notes form an integral part of and should be read in conjunction with the accompanying unconsolidated balance sheet.

1.                 GENERAL

The Company was incorporated in Singapore on 23 January 2006. The Company is domiciled in Singapore and the address of its registered office is One Marina Boulevard, #28-00, Singapore 018989.

The principal activities of the Company are that of a holding company (holding, directly or indirectly, the shares of the subsidiaries in the group). The group designs, develops and manufactures semiconductor test equipment and provides test system solutions that are used in the manufacture of System-on-a-Chip (SOC), System-in-a-Package (SIP), high-speed memory and memory devices. The Company also provides service and support such as start-up assistance, application services and system calibration and repair.

The Company is required to file its audited balance sheet with the Accounting and Corporate Regulatory Authority in accordance with the provisions of the Singapore Companies Act, Cap. 50 (the “Act”). This standalone Company balance sheet is referred to herein as “unconsolidated balance sheet.”

The Company has received an exemption under Section 201(14) of the Companies Act to prepare its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

The unconsolidated balance sheet of the Company has been prepared in accordance with US GAAP. The unconsolidated balance sheet of the Company should be read in conjunction with the combined and consolidated financial statements, its basis of preparation and summary of significant accounting policies. The combined and consolidated financial statements have been prepared in accordance with US GAAP and are included in the annual report of the Company.

2.                 SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The unconsolidated balance sheet is expressed in United States dollar (“US$”), which is the functional and presentation currency. All dollar amounts included in the unconsolidated balance sheet and in the notes herein are US$ unless designated as Singapore dollars (“S$”).

Subsidiaries

For the purpose of presenting the unconsolidated balance sheet of the Company in accordance with US GAAP, investments in subsidiaries are recorded at the Company’s share of net assets of subsidiaries reported in the combined and consolidated balance sheet.

VERIGY LTD.
NOTES TO THE UNCONSOLIDATED BALANCE SHEET (Continued)

For the financial period from 23 January 2006 (date of incorporation) to 31 October 2006

3.                 INVENTORY

As of
October 31,
2006
(in millions)
Raw materials	$48
Work-in-progress	7
Finished goods	20
$75

4.                 OTHER CURRENT ASSETS

As of
October 31,
2006
(in millions)
Deposits	$4
Prepayments	3
Deferred taxes, current	2
Other receivables	16
$25

The $2 million current deferred tax assets as of October 31, 2006, pertain solely to temporary differences between the book and tax basis of the net assets which were acquired upon our separation.

5.                 INVESTMENTS IN SUBSIDIARIES

As of October 31, 2006
(in millions)
Investment in subsidiaries	$68
Add: Share of net income of subsidiaries	36
Total investment in subsidiaries	$104

Investment in subsidiaries represents net assets purchased by the respective subsidiaries upon our separation from Agilent. In accordance with U.S. generally accepted accounting principles, these purchased net assets were recorded at net book value. Also, investment in subsidiaries includes $41 million of deferred tax assets and other capital contributions subsequent to our separation from Agilent.

VERIGY LTD.
NOTES TO THE UNCONSOLIDATED BALANCE SHEET (Continued)

For the financial period from 23 January 2006 (date of incorporation) to 31 October 2006

6.                 PROPERTY PLANT AND EQUIPMENT, NET

As of
October 31,
2006
(in millions)
Building	$1
Machinery and equipment	23
Total cost	24
Total accumulated depreciation	(3)
Total property, plant and equipment, net	$21

During the five months ended October 31, 2006, we recorded $1.5 million of depreciation expense.

7.                 OTHER LONG TERM ASSETS

As of
October 31,
2006
(in millions)
Investments	$4
Prepaid and others	3
Total other long term assets	$7

8.                 OTHER ACCRUED LIABILITIES AND LONG TERM LIABILITIES

Other accrued liabilities at October 31, 2006 were as follows:

As of
October 31,
2006
(in millions)
Royalties payable	$9
Supplier liabilities(1)	5
Accrued warranty	6
Other accruals	2
Total other accrued and liabilities	$22

(1)          Supplier liabilities reflect the amount by which our firmly committed inventory purchases from our suppliers exceed our forecasted production needs.

VERIGY LTD.
NOTES TO THE UNCONSOLIDATED BALANCE SHEET (Continued)

For the financial period from 23 January 2006 (date of incorporation) to 31 October 2006

Long term liabilities at October 31, 2006 were as follows:

As of
October 31,
2006
(in millions)
Deferred revenue, non-current	$3
Other long term accruals	5
Total long term liabilities	$8

9.                 INCOME TAXES

The Company has negotiated tax incentives with the Singapore Economic Development Board, an agency of the Government of Singapore. Under the incentives, a portion of the income earned in Singapore during 10 to 15 year incentive periods is subject to reduced rates of Singapore income tax. The Singapore corporate income tax rate that would apply, without incentives, is 20%. In order to receive the benefit of the incentives, the Company must develop and maintain in Singapore certain functions such as global procurement, financial services, order management, credit and collections, spare parts depot and distribution center, a refurbishment center and regional activities like an application development center. In addition to these qualifying activities, the Company must hire specific numbers of employees and maintain minimum levels of investment in Singapore.

10.          SHARE CAPITAL

Under the Company’s (Amendment) Act 2005 that came into effect on 30 January 2006, the concepts of par value and authorized share capital were abolished.

11.          COMMITMENTS AND CONTINGENCIES

Legal Proceeding.   From time to time, we are subject to legal proceedings, claims, and litigation arising in the ordinary course of business.